TECHNICAL REPORT
on the
NORTHERN COLORADO DIAMOND PROJECT, LARIMER COUNTY, COLORADO, USA

Prepared For:

NORTH AMERICAN MINERALS GROUP INC.

40 Wood Crescent SW
Calgary Alberta, T2W 4B6
Canada

Revised October 1, 2007

M. E. McCallum, Ph.D.
Consulting Geologist
Professor of Geology, Emeritus
Colorado State University
Geological Consultant
HDM Laboratories Inc.
1302 East First Street
Loveland, Colorado 80537 USA
Phone: 970-667-5890

H. G. Coopersmith, P.Geo.
Coopersmith and Associates
1205 Steeplechase Ct
Fort Collins, Colorado 80524 USA
Phone: 970-221-0645
coopersmith@comcast.net

Table of Contents

List of Tables

List of Figures

1.0 SUMMARY

The writers were requested by North American Minerals Group Inc. ("NAM"), a B.C. corporation based in Calgary, AB to prepare an Independent Technical Report compliant with National Instrument 43-101, on the mineral properties comprising the Northern Colorado Diamond Project, U.S.A. This report provides an evaluation of the exploration potential of the Northern Colorado Diamond Project properties and recommends a follow-up exploration program. Both writers have decades of experience in the study of kimberlite and diamond deposits in general, as well as decades of hands on exploration and study of the kimberlites in the area of the NAM properties, including work specifically on these properties.

North American Minerals Group's Northern Colorado Diamond Project involves four properties in the Rocky Mountains of northern Colorado, near the Colorado-Wyoming state line, an area referred to as the State Line Kimberlite District. This exploration stage program intends to assess and evaluate these Properties for commercial deposits of gem diamond in kimberlite. The properties are situated about 50 miles (~80 km) northwest of Fort Collins, CO and approximately 110 miles (~180 km) north-northwest of Denver. The Properties consist of four groups and contain approximately 1189 acres (~482 hectares) of federal Lode Mining Claims and a State Mining Lease. Claims are renewable annually on or before August 31st at a rental cost of US$125 per claim ($4,125 total), payable to the BLM. The State Lease is a ten year lease with rental fees payable annually on or before October 21st at $3.00 US per acre (US$1,467 total).

American Mining Corp., Inc. ("AMC"), a wholly owned subsidiary of NAM acquired on September 4, 2006 through purchase agreements and assignments 100% ownership and diamond exploration and production rights on the Properties, subject to a 3% (2% on the State Mining Lease) royalty net of production costs. A Plan of Operations has been approved by the US Forest Service and a Notice of Intent to Conduct Prospecting has been approved by the Colorado Division of Minerals and Geology for bulk sample trenching work on the Chicken Park Property. A reclamation bond of US$4,300 is in place.

The Northern Colorado Diamond Project Area is situated in the northern Front Range portion of the Southern Rocky Mountains. These areas are characterized by moderately flat to gently rolling topography, variably incised by local drainages. Average elevations range from about 8,000 to 10,000 feet (~2,440-3,050 m) above sea level. Property access is by a network of paved US and State highways, gravel county roads, and gravel to unimproved forest roads. The closest town, Red Feather Lakes approximately 10-15 miles (~16-24 kms) from the properties, contains lodging, restaurants and supplies. Fort Collins, Colorado, is about 50 miles (80 kms) from the properties and contains all governmental, tourist and industrial amenities.

The area consists of a complex of early and middle Proterozoic metamorphic and plutonic rocks, possibly thrust upon Archean basement of the Wyoming Province. The region was uplifted in mid-Paleozoic time, around 300 million years ago (Ma), when the Ancestral Rockies evolved, and again at about 65-70 Ma during the late-Cretaceous to early-Tertiary

Laramide orogeny. Major east-west faults and northeast-southwest joint systems, developed during the Laramide event. Many of these structures are reflected by deeply eroded canyons superimposed on the pre-existing fabric of the Proterozoic metamorphic/plutonic platform. Post-Precambrian sedimentary rocks flank the Front Range uplands both to the east and northwest and range from Pennsylvanian to Tertiary in age. The contact between Precambrian basement rocks and Pennsylvanian redbeds is a major unconformity. Kimberlites were emplaced into the Proterozoic crystalline rocks. There appear to have been two stages of kimberlite emplacement in the Colorado/Wyoming geologic province, a late-Devonian age (~400Ma) and a late Precambrian age (600-700). Many of the district's kimberlite occurrences, especially to the east are root zone dykes or dyke-like features. Erosion level is often deep and hypabyssal to lower diatreme zone phases are common. However, notable occurrences in the southern (Sloan) and northern (Kelsey Lake) parts of the district are pipes of considerable size containing mid- to upper diatreme zone, and appear to locally include pyroclastic and epiclastic crater zone kimberlite. Minor remnants of Tertiary sedimentary deposits are present on upland surfaces of the Front Range. There is no evidence of glaciation in the State Line district, thus glacial deposits are absent. Alluvial gravel deposits are common in most drainages and thin unconsolidated colluvial deposits are common on many slopes. Thin covers of probable Quaternary lag gravels occur locally.

Kimberlite was first recognized in the district in 1964 by writer McCallum and diamonds were first identified by McCallum and others in 1975. Since then the district has seen prospecting, exploration and evaluation by Cominco American Inc. (managed by writer Coopersmith), Superior Oil/Lac Minerals and several other companies. Over 30 kimberlite occurrences have been mapped. Cominco built a processing plant for bulk sample evaluation of area kimberlites, including the Chicken Park #1 now included in the Northern Colorado Diamond Project. Superior later built a processing plant for bulk sample evaluation of the Sloan kimberlites, but also including the George Creek kimberlites of the Northern Colorado Diamond Project.

At George Creek, Superior/Lac discovered a series of en echelon dykes which they tested with trenching and bulk sampling in the early 1980's. The occurrences were discovered and mapped through ground geophysical surveys (VLF/EM) and trenching, with a potential total length of at least 8500 feet (~2590 m) for the entire kimberlite dyke system. Thickness of the dykes in the George Creek kimberlite system range from less than an inch (~2 cm) to as much as 12 feet (3.7 m). Diamond testing was conducted on kimberlite from the K1 and K2 dyke segments. 2613 tonnes of K1 kimberlite yielded 80,282 macrodiamonds with a total weight of 1203 carats and an estimated grade of 46.1 cpht. 416 tonnes of kimberlite from the K2 dyke segment yielded 8,873 macrodiamonds with a total weight of 129.11 carats and an estimated grade of 31 cpht. The estimated grade for all sample pits is ~44 cpht, and individual sample pits (roughly 50 tonnes per pit) range from about 18 to 135 cpht. Diamonds in the 1 and 2 carat range were amongst those recovered and included gem diamonds. Later explorers refined the VLF/EM surveying and identified untested targets which are supported by kimberlite indicator mineral anomalies. No additional diamond testing has occurred at George Creek.

At Chicken Park, prospectors discovered the small Chicken Park #1 kimberlite pipe in the early 1980's. Subsequent mapping by Cominco identified a dyke blow complex extending to the southwest. Cominco and Superior treated an aggregate 296 tonnes of kimberlite from Chicken Park #1, returning a grade of just under 7 cpht, including 1.7 and 2.6 carat diamonds. Drilling by Anvil Resources in the 1990's on the dyke/blow complex increased confidence in the size and continuity (up to 3 acres, ~1.2 ha). No additional diamond testing has occurred at Chicken Park.

At Pearl Creek and Sand Creek, indicator mineral anomalies led both Cominco and Superior to perform ground geophysics in search for a kimberlite source in the early 1980's. Superior discovered one kimberlite dyke at Pearl Creek, which has produced a few microdiamonds from testing of trench material. The structure has been traced by VLF/EM anomalies for approximately 6000 feet (~1830 m), and the presence of a branching dyke is inferred near its northeast end. Trench profiles indicate a width variation that ranges from approximately 2 inches to 4 feet (~5 cm to 1.2 m). No kimberlite has been discovered to date at Sand Creek. Subsequent VLF/EM ground geophysical surveys were performed at both properties with the existing dyke at Pearl Creek well defined, and geophysical targets at both properties indicating additional kimberlite may be present. Kimberlite indicator mineral anomalies support these geophysical targets. No additional test work has been performed at these properties.

All properties in the Northern Colorado Diamond Project are exploration stage projects. No mineral resource or mineral reserve estimates, NI 43-101 compliant or historical are known to have been performed on any of the projects. The writers have not verified previous field data discussed in this report. No independent sampling of stream sediments or soils was carried out. No quality control was in place for these former programs. It is the opinion of the writers that prior field programs, sampling, sample preparation and analyses were performed according to standard industry practices and that sample security was adequate. The writers have no reason to doubt the authenticity of previous work.

The properties included in the North American Minerals Group Northern Colorado Diamond Project (George Creek, Pearl Creek, Sand Creek and Chicken Park) all were located as potential kimberlite-bearing areas by previous exploration companies. Diamond bearing kimberlite is known to be present on all properties except Sand Creek, which has indications of kimberlite being present. Significant diamond bearing kimberlites are known in the district, including kimberlites of commercial grade (Sloan) and significant large and high value diamonds (Kelsey Lake). The highest diamond grade kimberlite in the district is AMC's George Creek kimberlite, with grades similar to kimberlites being mined elsewhere in the world.

This review and first hand knowledge and experience of the geological, geochemical, geophysical, drill hole and bulk sample data on the Northern Colorado Diamond Project properties leads the writers to conclude that there is good potential for the discovery of new diamondiferous kimberlite occurrences and recovery of significant diamond grades from untested kimberlites which are known to be present. None of the known diamondiferous

kimberlite occurrences on the properties, with the exception of the near surface K1 dyke at George Creek, have been fully evaluated for diamond potential.

For the basis of an exploration potential review the historical work and data are of sufficient quality, density and reliability for the writers to feel comfortable with the above interpretation and conclusion. There exist no areas of uncertainty that are pertinent to the general exploration potential of these properties.

Based upon the above interpretation and conclusions on the Northern Colorado Diamond Project properties, it is recommended that an exploration program be initiated for the 2006 and 2007 field seasons. Surface trenching is recommended for the Chicken Park property and to process representative material for diamond content. A core drilling program is proposed for the George Creek property to confirm the subsurface length and thickness of the dyke system to a depth of approximately 500 feet (~150 m) and to obtain samples for geology and analysis. On the Pearl Creek and Sand Creek properties additional geological mapping and soil sampling should precede trenching and drilling. Estimated cost for the 2007-8 Northern Colorado Diamond Project program is US$585,000. All proposed work is considered necessary and stage 1, none of which is contingent on results obtained. In summary, the writers are of the opinion that the properties are of merit and warrant the proposed work program and budget.

2.0 INTRODUCTION

The writers were requested by North American Minerals Group Inc. ("NAM"), a B.C. corporation based in Calgary, AB to prepare an Independent Technical Report compliant with National Instrument 43-101, on the four mineral properties - George Creek, Pearl Creek, Sand Creek and Chicken Park, comprising the Northern Colorado Diamond Project in the Rocky Mountain area of northern Colorado in Larimer County, Colorado, U.S.A. (Figure 1). The report has been prepared for the purpose of an initial public offering of the common shares of North American Minerals Group Inc. by way of a prospectus to be filed in certain jurisdictions of Canada. This report provides an evaluation of the exploration potential of the Northern Colorado Diamond Project properties and recommends follow-up exploration.

STATE LINE DIAMOND PROSPECTS


SAND CREEK
GEORGE CREEK
PEARL CREEK
CHICKEN PARK
L A R I M E R
Fort Collins
20 Kilometres
10 Miles
Wyoming
Map Area
Colorado

Figure 1. Project Location Map

Writer M.E. McCallum, has visited the properties many times over the course of several decades of geologic research activity in the area, and more recently on several occasions with Ernie Black, a consultant at the time for U.S. Diamonds Ltd. ("USDL"). Numerous discussions were held between M.E. McCallum and Ernie Black on-site as well as in the latter's Blaine, Washington office and at the HDM Laboratory facility ("HDM") in Loveland, Colorado. Relevant reports and data were reviewed during those meetings. Additional discussions with other principals of NAM were conducted in Loveland in late summer 2005. Soil samples from the project area were processed for kimberlite indicator minerals at HDM, where sample processing, quality control and data evaluation were monitored by M.E McCallum. Quality control over reverse circulation (RC) drill cuttings sampling of the Chicken Park property also was monitored by M.E. McCallum while consulting for Anvil Resources Ltd. of Vancouver, B.C., lease holders of this property from 1993-2000. The RC sample material was archived at HDM in a secure building where it is still housed.

Co-writer and Qualified Person, Howard G. Coopersmith, has visited the properties many times over the past few decades and has worked in the Colorado-Wyoming State Line Kimberlite District continuously since 1975. Coopersmith carried out exploration programs for kimberlites and diamonds in the area for Cominco American Inc., Diamond Company N.L. and Great Western Diamond Company. These programs included prospecting, sampling, exploration, evaluation, bulk sampling and mine development and operation. Coopersmith performed advanced exploration (drilling and bulk sampling) and evaluation on the Chicken Park and Sand Creek Properties during 1977 through 1988, and preliminary exploration and evaluation on the George Creek and Pearl Creek Properties during 1977 through 1984. Coopersmith maintains an extensive database and sample collection of kimberlites in the district, and has remained involved with research projects in the area. Coopersmith has visited the properties most recently during June and July of 2006, and on several occasions during June through August 2007.

Exploration work performed on the George Creek, Pearl Creek and Sand Creek properties in the summer of 1996 was conducted by MPH Consulting Inc. (MPH) of Englewood, Colorado on behalf of Diamond-X LLC (Diamond-X) of Denver, Colorado and U.S. Diamonds Ltd. A crew of four cut and chained picket-line grids, conducted ground magnetometer and VLF/EM geophysical surveys, and collected limited soil samples on all three properties. All field work, data processing and map generation was handled by MPH under the direction of Ernie Black, P.Eng., of Englewood, Colorado. Mr. Black also organized and implemented the exploration program, supervised the preparation of reports, and was responsible for the preparation of all geological and geophysical maps. Data processing of geophysical data and preparation of maps was contracted to Canamera of Vancouver, B.C. Condensed versions of these maps are included in the present report. Large, wall maps are available for examination at Coopersmith's office in Fort Collins, CO. All geophysical and laboratory analytical data are available as appendices to a 1997 report prepared by, M.E. McCallum (1997), the writer, for U.S. Diamonds. Technical details and backup data also are available at HDM Laboratories in Loveland, Colorado. Previous exploration on these properties was performed personally by Coopersmith on behalf of Cominco during 1977 through 1984.

Land status and ownership of the properties were verified at the Larimer County Court House in Fort Collins, CO, the U.S. Bureau of Land Management offices in Lakewood, CO, and the Colorado State Board of Land Commissioners in Denver, CO. Technical reports provided by NAM and public documents that were reviewed are cited and listed in the References section, herewith. Both Imperial and metric units of measurement are utilized in this report to maintain historical integrity to all exploration work conducted in the area. A list of abbreviations and definitions is provided in Table 1.

North American Minerals Group, through its wholly owned subsidiary AMC has obtained a 100% ownership interest in the properties through a series of purchase agreements and assignments dated September 4, 2006. Black has reserved a gross overriding royalty over the net sales of all diamonds produced and sold from the assets. The royalty is 3% on mining claims and 2% on the State Mining Lease, net of production costs, sales costs, transportation costs, security costs, insurance and taxes. The royalty is purchasable by AMC. The properties as a whole are subject to a minimum exploration expenditure of $155,000. In year six of the purchase agreement, if commercial production has not commenced, Black will be paid an annual advance royalty of $50,000 to be recouped against any future royalty paid.

Table 1 – Abbreviations and Definitions

Abbreviations:

cpt	carats per tonne, a measurement of diamond grade
cpht	carats per hundred tonnes, a measurement of diamond grade
DI	diamond inclusion
DMS	dense media separation
Ga	billion years before present
KIM	kimberlite indicator mineral
km	kilometres
kg	kilogram
Ma	million years before present
mm	millimeter
nT	nanoTesla, unit of measurement of magnetic intensity
NWT	Northwest Territories

Definitions:

Archean	geologic time period; the term means ancient; the older of the two Precambrian periods; before 2,500 Ma.
diatreme	a volcanic vent or pipe emplaced through enclosing rocks by the explosive energy of gas charged magma.
G10	subcalcic pyrope garnet that forms within the mantle at moderate temperature and high pressure, equivalent to the diamond stability field; a relatively common garnet within diamond-bearing kimberlites.
harzburgite	a peridotite composed of olivine and subordinate orthopyroxene with accessory silicate minerals and opaque oxides
kelyphite	the complex intergrowth of fine grained minerals occurring as coronas upon garnets; formed as a breakdown and reaction of garnet with kimberlite melts. Kelyphite coronas are soft; in surficial environments they are easily removed by transport in water or ice.
kimberlite	a complex, mantle-derived, volatile-rich (dominantly CO_2), potassic, ultrabasic rock that exhibits a distinctive inequigranular texture resulting from the presence of macrocrysts and phenocrysts in a fine grained matrix. Constituent minerals are olivine, phlogopite, spinel, perovskite, calcite, serpentine and possibly monticellite. Pyrope garnet, magnesian ilmenite and chromite are common, and diamond can be a component.
lamproite	complex, ultrapotassic, magnesian, igneous rock that in a gross sense may resemble kimberlite, but chemically and texturally is distinct. Lamproites contain as primary phenocrystal and/or groundmass constituents, variable amounts of leucite and /or glass, phlogopite, clinopyroxene, amphibole, olivine and sanidine. Diamonds are present in some lamproites.

lherzolite — a peridotite composed of olivine, orthopyroxene and clinopyroxene with accessory silicate minerals and opaque oxides.

magmatic — pertaining to or derived from magma, a partly liquid (molten), mobile rock material, generated within the earth and capable of intrusion and extrusion, from which igneous rocks form.

mantle — layer of the earth between the crust and the core. The layer begins at a depth of about 10 kilometres below the oceans and 35 kilometres below the continents and extends to about 2900 kilometres.

micro — a reference to small size, microdiamonds are less than 0.5 millimetres in diameter.

microprobe — the electron microprobe is an apparatus utilized for chemical analysis of small mineral grains.

obduction — In plate tectonics, segments (plates) of the earth's crust and upper mantle act as rigid bodies and move over a zone within the upper mantle that has a low resistance to shearing stress. Obduction occurs along the boundary where two plates are converging and one plate ascends (is obducted) over the other.

orogeny — the process of forming mountains, principally by folding and thrusting.

Paleozoic — a geologic time unit, the era between the Precambrian and the Mesozoic, beginning of the Paleozoic was once thought to mark the start of life on earth; 240 to 570 million years before present time.

Phanerozoic — a geologic time unit; comprises the Paleozoic, Mesozoic and Cenozoic; it is the eon of evident life on earth; 570 million years ago to present time.

picroilmenite — common mineral in kimberlite; it is magnesium-rich ilmenite ($MgFeTiO_3$).

plutonic — in reference to rocks that have formed from beneath the surface of the earth by consolidation from magma.

Precambrian — a geologic time unit, all rocks formed before the Cambrian time period prior to 570 million years before present; divided into Proterozoic and Archean eras.

Proterozoic — a geologic time unit; younger of the two Precambrian eras; 570 to 2,500 million years before present time.

subcalcic — refers to calcium content of a mineral when it is lower than the norm.

subduction	In plate tectonics, segments (plates) of the earth's crust and upper mantle act as rigid bodies and move over a zone within the upper mantle that has a low resistance to shearing stress. Subduction occurs along the boundary where two plates are converging and one plate descends (is subducted) beneath the other.
surficial	refers to unconsolidated deposits lying on the ground surface and covering bedrock; can include till, sand, gravel, peat, muskeg.
terrane	the area over which a particular rock or group of rocks is prevalent.
volcaniclastic	made up of fragments of volcanic rock.
wehrlite	a peridotite composed of olivine and subordinate clinopyroxene with accessory silicate minerals and opaque oxides.
xenocryst	a term applied to mineral grains (crystals) in igneous rocks that are foreign to the body of rock in which they occur. In reference to kimberlites, these are minerals that form within the mantle or crust and are entrained within the kimberlite.

3.0 RELIANCE ON OTHER EXPERTS

This report has been prepared by the writers M.E. McCallum and Howard G. Coopersmith. Coopersmith as the Qualified Person has supervised the writings of McCallum and has reviewed McCallum's previous work on these projects. Coopersmith, as the Qualified Person, is confident in the qualified nature of McCallum and his work and accepts responsibility for such work and writings. The information, conclusions, opinions, and estimates contained herein are based upon information available to the writers at the time of preparation of this report. The data, reports and opinions supplied by NAM and other third party sources are listed as references. The writers have not verified this information and assume no responsibility for its accuracy or completeness, however the writers believe that the accuracy of these sources is not in doubt and is generally reliable.

Reference to the compliance or non-compliance with NI 43-101 standards of historical information and data referred to in this report are made where appropriate. Most of the work that was done on the properties pre-dated National Instrument 43-101. This work was carried out under industry standards prevalent at the time and the writers have no reason to doubt its authenticity.

4.0 PROPERTY DESCRIPTION AND LOCATION

North American Minerals Group's Northern Colorado Diamond Project involves four properties in the Rocky Mountains of northern Colorado, near the Colorado-Wyoming state line (Figure 1), an area referred to as the State Line Kimberlite District (McCallum and Eggler, 1976) (Figure 2). The properties are situated about 50 miles (~80 km) northwest of Fort Collins, CO and approximately 110 miles (~180 km) north-northwest of Denver. All properties lie within Larimer County. These four properties include 35 (each approx. 20-acre, ~8.1 hectare) lode mining claims and a Colorado State Mining Lease (489.0 acres, ~198 ha), totaling 1189 acres (~482 hectares). All of the claims are on US Department of the Interior BLM land administered by the Department of Agriculture, US Forest Service. The Lease is on land administered by the US Forest Service, mineral rights owned by the State of Colorado.

STATE LINE DIAMOND PROSPECTS


WYOMING
COLORADO
LARAMIE RANGE
MEDICINE BOW MTS
FRONT RANGE
Laramie
Cheyenne
Fort Collins
Boulder
Denver
SCHAFFER
GEORGE CREEK
SAND CREEK
PEARL CREEK
ESTES PARK
ISOLATION PEAK
N
41°
40°
106°
105°

Figure 2. Kimberlites of the Colorado-Wyoming State Line District

The George Creek 1 Creek property consists of 14 contiguous claims with an approximate area of 280 acres (~113 hectares). The George Creek claims occupy part of Section 28, Township 11 North, Range 74 West, 6th PM at approximate coordinates 40/53N – 105/42W (Figure 3). At George Creek placer mining claims have been staked by Eagle Hawk Diamond Company Inc. in the south half of Section 28, whereas the lode mining claims of NAM are predominantly in the north half of section 28. There is no overlap of the claim groups. The placer mining claims cover George Creek proper, and do not provide any right to lode (or in situ) minerals such as kimberlite bedrock.


STATE LINE DIAMOND PROSPECTS
GEORGE CREEK CLAIM BLOCK
NEW TARGET SEARCH AREA
k2
k3
GEORGE CREEK PROSPECT
Larimer County, Colorado
GEOLOGIC SKETCH MAP
Fault

Figure 3. George Creek Prospect

The Pearl Creek property consists of six contiguous mining claims with an approximate area of 120 acres (~49 ha) and is located within Sections 17 and 18, Township10 North, Range 74 West, 6th PM at approximately 40/50N – 104/42W (Figure 4).


NEW TARGET
SEARCH AREA
EXPLANATION
Kimberlite dike
Fault
Fraser filtered % in-phase VLF-EM16 data contour
Stream sediment or soil sample
Anomalous sample
Barren sample
New Target Search Area
N
0 2000 Feet
0 500 Metres

Figure 4. Pearl Creek Prospect

The Sand Creek group consists of 10 contiguous claims containing approximately 200 acres (~81 hectares). These claims are located within portions of Sections 4, 5 and 8 in

Township10 North, Range 75 West and parts of Sections 32 and 33 in Township 11 North, Range 75 West at reference coordinates 40/48W – 105/48N (Figure 5).

STATE LINE DIAMOND PROSPECTS


TARGET 1
TARGET 2
TARGET 3
TARGET 4
TARGET 5
EXPLANATION
Sandstone outcrop
Fraser filtered % in-phase VLF-EM16 data contour
Stream sediment or soil sample
Anomalous sample
Barren sample
Exploration Target Areas
N
0
2000 Feet
0
500 Metres

Figure 5. Sand Creek Prospect

The Chicken Park property comprises 5 claims CP#3 and CP#4, and CPE#1 through #3 totaling 100 acres (40.5 hectares) and a contiguous State Lease of 489 acres (~198 hectares). The claims are situated predominantly within Section 2, Township 10 North, Range 73 West. The State Lease occupies the south half of Section 36 Township 11 North, Range 73 West 6th PM, at approximate reference coordinates 40/52N – 105/32W (Figure 6). Three additional lode mining claims (CPE #1 to #3, totaling 60 acres, ~24 ha) have been staked by Black to cover the kimberlite in the northeast quarter of Section 2. All claims have been filed with the Larimer County Clerk & Recorder's Office and the BLM. These new CPE claims cover the area of previously staked CP#1 & CP#2 which were the subject of a BLM decision dated May 17, 2006 declaring them null and void. This BLM decision was in error, and the new CPE claims, accepted by the BLM, have replaced these and cover additional ground.

STATE LINE DIAMOND PROSPECTS



feet
35
36
1981
Trench
CP-1
2
CP-3
CP-2
CP-5
CP-4
2
1
CP-6
CP-7
CPE 1
1
4
CPE 2
3
CPE 3
Kimberlite
Auger Drill Hole
Inferred Contact

Generalized plan view of the Chicken Park kimberlite complex (after Rogers 1985; from data provided by American Inc.).

Figure 6. Chicken Park Prospect

Note: Mining claims CP#1 and CP#2 have been disallowed by the BLM . CP#3, CP#4, CPE#1- #3 are valid.

Mining claims are monumented by substantial wooden posts as required by Federal and state mining laws. Claim corners were located by standard field surveying techniques including GPS, chains, hand held transit and topofil measuring, and are believed to be reasonably accurate. All of the claims are recorded in the Larimer County Court House in Fort Collins, Colorado and registered at the BLM offices in Lakewood, Colorado under the name of E. D. Black. The State Lease (GM 3430), also issued to E. D. Black, is administered by the Colorado State Board of Land Commissioners, in Denver Colorado. Claim status for the subject properties was checked and all are active and in good standing. Claims are renewable annually on or before August 31st at a rental cost of $125 US per claim, payable to the BLM. The State Lease is a ten year lease with rental payable annually on or before October 21st at $3.00 US per acre. All claims and leases have been kept up to date by the appropriate finings and fee and rental payments. All claims and leases have been assigned to American Mining Corporation.

State permitting and bonding are required, before commencing any exploration or mining. A "Plan-of-Operations" must be filed with the State of Colorado and must be approved by both the State and the US Forest Service before exploration is carried out. A reclamation bond of $5,000 to $10,000 per property or a State-wide bond of $25,000 must be posted, if the Plan-of-Operations includes physical work such as road building, drilling or trenching. This bond is refundable when operations are complete and reclamation meets the approval of the State. Mining, involving an area of greater than 5 acres (~2 hectares) requires special permits and adequate bonding. Mining must conform to all pertinent State and Federal Laws.

Plans-of-Operations including plans for drilling and/or trenching in three of the four subject properties were filed with and approved by the State of Colorado and the US Forest Service, in 1996. These Plans-of-Operations will need to be renewed. A new plan for the bulk sample trenching at the Chicken Park property has been approved, and a reclamation bond of US$4,300 is in place.

Historically, the Property areas have been (and still are) used mainly for logging, hunting and cattle grazing. The US Forest Service manages the region and restricts access during the winter months, although in recent years the area has been opened to snowmobiles. The region is pristine except for a few areas that have been logged or burned off by forest fires. Fires are a definite hazard, and the Forest Service maintains a watchful eye on activities such as camping, fishing, logging and mining. Open fires, off-road vehicle travel and stream disturbance are unacceptable practices in the area.

To the knowledge of the writers, none of the Northern Colorado Diamond Project mining claims or the State Lease are subject to any environmental liabilities. The claims and State Lease are listed below in Table 2. The properties are held 100% by AMC subject to the above referenced royalties.

Table 2. Northern Colorado Diamond Project Mining Claims and State Lease

Property	Claim No.	Sect/Twp/Range	BLM Serial No.s	Area (acres)
George Creek				
	Geo #1	S28/T11N/R74W	251727	20
	Geo #2	S28/T11N/R74W	251728	20
	Geo #3	S28/T11N/R74W	251729	20
	Geo #4	S28/T11N/R74W	251730	20
	Geo #5	S28/T11N/R74W	251731	20
	Geo #6	S28/T11N/R74W	251732	20
	GC#7	S28/T11N/R74W	260777	20
	GC#8	S28/T11N/R74W	260778	20
	GC#9	S28/T11N/R74W	260779	20
	GC#10	S28/T11N/R74W	260780	20
	GC#11	S28/T11N/R74W	260781	20
	GC#12	S28/T11N/R74W	260782	20
	GC#13	S28/T11N/R74W	260783	20
	GC#14	S28/T11N/R74W	260784	20
Totals	*14 claims*			*280*
Pearl Creek				
	Pearl #1	S17/T10N/R74W	251734	20
	Pearl #2	S17/T10N/R74W	251735	20
	Pearl #3	S17/T10N/R74W	251736	20
	Pearl #4	S17/T10N/R74W	251737	20
	Pearl #5	S17/T10N/R74W	251738	20
	Pearl #6	S17/T10N/R74W	251739	20
Totals	*6 claims*			*120*
Sand Creek				
	Sand #3	S5/T10N/R75W	251744	20
	Sand #4	S5/T10N/R75W	251745	20
	Sand #5	S5/T10N/R75W	251746	20
	Sand #6	S5/T10N/R75W	251747	20
	Sand #7	S5/T10N/R75W	251748	20
	Sand #8	S5/T10N/R75W	251749	20
	Sand #9	S5/T10N/R75W	251750	20
	Sand #10	S5/T10N/R75W	251751	20
	Sand #11	S5/T10N/R75W	251752	20
	Sand #12	S5/T10N/R75W	251753	20
Totals	*10 claims*			*200*
Chicken Park				
	CP #3	S2/T10N/R72W	255182	20
	CP #4	S2/T10N/R72W	255183	20
	CPE#1	S2/T10N/R72W	259680	20
	CPE#2	S2/T10N/R72W	259681	20
	CPE#3	S2/T10N/R72W	259682	20
Totals	*5 claims*			*100*
State Lease	Subdiv. S/2	S36/T11/R73W	5483	489

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Northern Colorado Diamond Project Area is situated in the northern Front Range portion of the Southern Rocky Mountains Physiographic Province where the mountain range splits into two segments. The eastern, or Front Range segment, continues northward into Wyoming as the Laramie Range and is bordered by the Great Plains Province to the east. The western segment, Rawah Range-Medicine Bow Mountains, continues into Wyoming as the Snowy Range-Medicine Bow Mountains, separated from the eastern segment by the Laramie River Valley in Colorado and Laramie Basin in Wyoming. Both east and west segments of the Southern Rocky Mountains have been beveled by high level peneplains in the vicinity of the Colorado-Wyoming state line. These areas are characterized by moderately flat to gently rolling topography, variably incised by local drainages. Average elevations range from about 8,000 to 10,000 feet (~2,440-3,050 m) above sea level.

The George Creek and Pearl Creek properties occupy relatively hilly terrain near the headwaters of their respective streams. Both properties are situated on local hilltops and adjacent flanking slopes. Maximum elevations are approximately 9,600 feet (~2,930 m) at George Creek and 10,000 feet (~3,050 m) at the Pearl Creek claims. Local relief is about 500 feet (~152 m). Creeks in the areas typically occupy shallow incised canyons, are spring fed, and flow year around or intermittently. Sloughs and beaver ponds are common near the upper reaches of the creeks whereas rapids dominate downstream. Flow direction is generally eastward toward the Colorado high plains.

The Sand Creek property occupies a tree line plateau on the divide between the eastern foothills and high plains on the east and the inter-mountain Laramie River valley to the west. Elevations reach 10,200 feet (~4,900 m) above sea level. The local terrain drops off abruptly to the west and north into the Laramie River Valley. Although relief within the Sand Creek claim block is as much as 500 feet (~152 m), a significant portion of the property is relatively flat. Most of the ground is high and relatively dry, and drainage is dominated by the headwaters of Sand Creek. Some wet spots and marshes exist in shallow depressions and in flat areas where vegetation inhibits run-off.

Chicken Park is situated on the prominent peneplain surface west of Prairie Divide at an altitude of 8,200 feet (~2500 m). The majority of the property is relatively flat, although a number of prominent low granitic monadnocks are present. Relief averages about 100-200 feet (~30-60 m). Drainage is poorly developed and a few intermittent streams trend west to northwest from local high ground.

Because the claim groups are all at intermediate to moderately high elevations, vegetation is relatively pronounced to locally dense on most of the properties, unlike the sparse growth that typifies much lower and higher elevations throughout much of Colorado. The George Creek and Pearl Creek areas are covered with relatively dense stands of balsam and pine. The age and density of the tree growth depends to a large extent on wind exposure, logging,

and Forest Service thinning practices. The only open areas at George Creek are a few small timber cuts and clearings where trenching was carried out nearly 15 years ago by Superior Oil and Lac Minerals. These clearings provide 4X4 road and drill-site access, although young pine and spruce growth is rapidly reclaiming these open areas.

Timber was cut some 15 years ago on about one half of the Pearl Creek property, and selective thinning has been carried out over the past five years. Consequently, a significant part of the Pearl Creek area is covered with grasses and low bushy shrubs. Unfortunately, slash from the thinning operations makes traversing and line-cutting difficult. The remainder of the Pearl Creek property is densely forested, with virgin spruce, hemlock and pine predominating. The heavily timbered part of this property is generally clear of underbrush thus is quite traversable.

The properties at Sand Creek reflect a wide range of vegetative cover from Arctic grasses on the barren windswept hilltops, to sub-Arctic shrub covered marshes, to woodland areas with dense mature stands of aspen, spruce and pine. Conducting exploration surveys on these claims is relatively easy.

The Chicken Park properties are the least heavily timbered of all the project ground. This area is characterized by extensive wildflower rich grasslands and moderately open ponderosa and lodgepole pine stands. The densest tree cover is confined to some of the drainages.

The relatively high elevations of the Project properties lead to harsh climatic conditions throughout a good portion of the year. First snowfall generally occurs by mid-September and snow cover generally extends well into spring (early May) or even late June at higher elevations (Sand Creek property). However, average years are blessed by fall "Indian Summers" and access is generally possible to lower elevation claims (especially Chicken Park) well into November or later. In the fall, Forest Service roads are left open until the end of elk hunting season in mid-November, although heavy early winter snows can bring about early road closure. Spring access may be restricted as these roads are not opened until after the end of the "mud season" which commonly extends well into June.

The Colorado Diamond Project properties are readily accessible by a network of federal and state all-weather roads and seasonal Forest Service (FS) roads and jeep trails. The main route to the general property area is by way of Interstate Highway #25 from Denver and State Highway #287 between Fort Collins, CO and Laramie, WY. Local access is as follows: north 20 miles (~32 km) from Fort Collins to Livermore, CO; west, on County road #74E (20 miles, ~32 km) to Red Feather Lakes, CO; west on Forest Service (FS) road #182 (10 miles, ~16 km) to FS road #169; then, north on #169 (3 miles, ~5 km) to the Pearl Creek claims, and continuing north on #169 11 miles (~18 km) to the George Creek claims. Beyond the #182 - #169 turnoff, Sand Creek can be reached by continuing 7 miles (~11 km) west on #182, to FS road #336, and then north on FS #336 (5 miles, ~8 km) to the property. The Chicken Park property is two miles (~3.2 km) west of FS #179 and two miles (3.2 km) north of the junction between FS roads #180 and #181.

Alternatively, the George Creek claim block can be reached from the northeast, via County road #80C, 3 miles (~5 km) north of Livermore, by traveling approximately 25 miles (~40 km) northwest to FS road #169, and 5 miles (~8 km) southwest to the property.

State Hwy #287 and County Road #74E are both paved; all other County and Forest Service roads are gravel based. All County roads are of good quality and generally well maintained. Quality of the Forest Service roads is fair as these roadways are maintained only from the beginning of summer to mid- or late fall. FS Road #182 west of Red Feather Lakes does not open until after spring breakup; i.e. some time between June 15th and July 1st depending upon the season. FS #181 to Chicken Park is gated and requires Forest Service approval and gate key for access.

Fort Collins is the major nearby community and it originated in the 1800s as a ranching, timbering and college town. It has grown rapidly in recent years to a regional population of nearly 200,000. This community is approximately 50 miles (80 km) from the Properties and is an excellent staging point for operations. Roads, railways, shops, restaurants, motels and a variety of outlets for repairs, services and supplies are available. Furthermore, it is the base for US Forest Service offices and the Larimer County Court House.

Red Feather Lakes is a small resort hamlet situated about 10 to 15 miles (~16-24 kms) from the Properties. It has a few cottage-type motels, several small general stores, a post office, fueling stations and two good restaurants. Telephone service is available at Red Feather Lakes and rural electric power is within 5 miles (~8 km) of the George Creek, Pearl Creek and Chicken Park properties, and about 3 miles (~5 km) from Sand Creek.

To the extent necessary for exploration work, surface rights are considered adequate. Surface rights, sources of power, water, mining personnel, tailings and waste areas and process plant sites for any potential mining project have not been considered. Sufficient land exists for additional acquisition.

6.0 HISTORY

6.1 Introduction

Kimberlite was first recognized in the Colorado/Wyoming State Line district in 1964 by M. E. McCallum of Colorado State University, writer, based on examination of rock samples from the Sloan quarry (Chronic et al, 1965; McCallum and Eggler, 1971). Diamonds were first reported from the district in 1975 from a peridotite xenolith recovered from the Schaffer #3 kimberlite in southern Wyoming (Eggler and McCallum, 1975; McCallum and Eggler, 1976). Diamonds also were recovered from several other kimberlite pipes in the district in 1975, most notable from the Sloan #1 and #2 pipes, and were formally reported in 1976 (McCallum and Mabarak, 1976a). During the early 1970s, exploration efforts by McCallum and colleagues at Colorado State University and The University of Colorado led to the discovery of more than 25 additional kimberlite occurrences in the district, including the Sloan #3 and #4 and the Schaffer #1- #19 occurrences (McCallum et al, 1975; McCallum and Mabarak, 1976b; Leighton and McCallum, 1979).

In the mid 1970's Cominco American Inc., in programs managed by the writer Coopersmith, initiated a detailed heavy mineral sampling and exploration campaign in the District. Numerous kimberlite occurrences were discovered, including the Chicken Park complex, and advanced work including geophysical surveying, drilling and/or bulk sampling occurred at the Sloan, Nix, Moen, Schaffer, Aultman, Chicken Park and Maxwell occurrences and numerous prospects including Sand Creek and Pearl Creek (figure 2). Regional sampling occurred to the south in the Front Range and to the north in the Laramie Range, including advanced exploration in Wyoming's Iron Mountain Kimberlite District. In 1978 Cominco built a small diamond recovery plant in Spokane, Washington for bulk sample testing of the Sloan kimberlites. Results here were inconclusive and not followed up. In 1979 Cominco built a modern DMS/x-ray diamond recovery plant in Fort Collins to test further kimberlites from the State Line District and elsewhere in the United States. Details of previous exploration by Cominco can be found in Lincoln (1983), Coopersmith et. al. (2003) and in unpublished reports and files held by Coopersmith.

In the late 1970's, Superior Oil Company became interested in the diamond potential of the area and acquired the Sloan property. A local and regional exploration program commenced shortly thereafter, consisting of stream sediment sampling and evaluation of heavy mineral concentrate for kimberlite indicator minerals (KIMs). Geophysical surveys and soil sampling followed in anomalous areas, and diamond drilling/trenching and bulk sampling were carried out at the Sloan #1 and Sloan #2 diatreme complex (McCallum, 1991). Superior was sufficiently encouraged by their findings at the Sloan #1/#2 property and immediately surrounding area that they constructed a heavy media-diamond recovery test plant adjacent to the Sloan #1/#2 kimberlite complex. Testing showed encouraging grades at Sloan, but diamond quality was low and Superior abandoned the project (Shaver, 1988).

Regional stream sediment sampling, geophysics and exploration drilling by Superior, and its subsequent partner Lac Minerals Ltd., led to the "discovery" of the Sloan #5 and Sloan #6 pipes that had been previously located by Cominco American and referred to as the Evelyn #1 and #2. Subsequently, geophysical surveys, soil sampling and trenching led to the discovery of the George Creek (Carlson and Marsh, 1989) and Pearl Creek kimberlite dyke systems and the Sand Creek kimberlite prospect.

In 1987 through 1995, the Kelsey Lake kimberlite occurrences along the CO-WY state line were explored and evaluated in programs managed by the writer Coopersmith by Diamond Company NL and affiliates, including Ashton Mining, Australia. Portions of these kimberlites were recognized early by David Eggler, M.E. McCallum and his students as small discreet occurrences, one of which appeared continuous forming a large, elongate pipe. Mapping and exploration by Coopersmith realized that these discreet occurrences actually formed two large adjacent pipes, each approximately 12 acres (~5 ha) in surface area. Additional small kimberlites were found (Coopersmith, 1991, 1993). Affiliated company, Redaurum Ltd. built a 200 tonne per hour process plant on site and commenced test mining in 1995. Production during 1996 recovered high value diamonds, averaging over US$120 per carat (1996 prices) and including two gems each exceeding 28 carats out of low grade material (Coopersmith and Schulze, 1996). However the undercapitalized and only partially

developed plant (no crusher or x-ray recovery) failed to recover anticipated grades, and Redaurum abandoned the project. Production occurred sporadically through 2001 and the mine is now closed and fully reclaimed.

6.2 George Creek

The George Creek kimberlite dyke system was discovered in the early 1980's by Superior/Lac geologists as a result of regional stream sediment sampling that produced several grains of pyrope and chrome diopside from the local drainage. Initial stream sediment sampling was followed by soil sampling, ground geophysics and trenching, all of which proved to be successful in locating kimberlite. In 1983, reconnaissance VLF/EM lines established a local coincidence with kimberlite indicator minerals (KIMs) and VLF/EM anomalies along the ridge north of George Creek. A detailed geophysical program was initiated and radiometric, magnetic and VLF/EM surveys were conducted over the target area, utilizing a 100 by 50-foot grid pattern. Although results of the radiometric and magnetic surveys were of limited value, much of the dyke system appeared to be well delineated by the VLF/EM results (Carlson and Marsh, 1989). This led to the decision by Superior/Lac to trench-explore the prospect. On the first day of trenching with a Cat 235 backhoe in 1984, kimberlite was discovered and a diamond was found in a hand sample of dyke material from one of the trenches.

Several 50-ton test pits were dug in the dike system and the extracted material was treated at the Sloan mill. Initial diamond grades averaged 75 cpht, which prompted a second testing phase that involved treatment of about 3300 tonnes of dyke material. This operation yielded over 89,000 diamonds with a cumulative weight of slightly more than 1332 carats. Several stones were reported to exceed 2 carats, and a high percentage (89-94%) of the larger stones were classified as "colorless". Diamond testing was conducted on kimberlite from the K1 and K2 dyke segments (Figure 3). 2613 tonnes of K1 kimberlite yielded 80,282 macrodiamonds with a total weight of 1203 carats and an estimated grade of 46.1 cpht. 416 tonnes of kimberlite from the K2 dyke segment yielded 8,873 macrodiamonds with a total weight of 129.11 carats and an estimated grade of 31 cpht. The estimated grade for all sample pits is ~44 cpht, and individual sample pits (roughly 50 tonnes per pit) range from about 18 to 135 cpht.

Chemical analyses of George Creek kimberlite indicator mineral populations infer a good potential for moderately high diamond grade (McCallum and Waldman, 1991). Approximately 13% of the peridotitic pyropes are G10s (Figure 7), and nearly 14% of the small number of recovered eclogitic garnets plot in the diamond inclusion field. Although KIM populations recovered during exploration efforts, conducted after Cominco departed from the area, are rather limited thus not statistically relevant, they do fall well within the general compositional ranges determined by Cominco.


Cr2O3 (wt%)
CaO (wt%)

Figure 7. Cr_2O_3/CaO plot of pyrope garnets from the George Creek kimberlite.

As part of the 1996 field exploration project on behalf of U S Diamond Corp., MPH carried out detailed ground magnetometer and VLF/EM geophysical surveys over most of the George Creek property area (Figure 8). Baselines were oriented northeastward, paralleling the previously discovered kimberlite dyke. Crosslines were set perpendicular to the baselines at 400-foot (~122 m) minimum spacing. When VLF/EM field data became available, soil samples were collected on or near the newly established VLF/EM anomalies. Utilizing graphical profiles and Fraser Filter plots of the VLF/EM data, a very diagnostic 3600-foot (~1098 m) long anomaly coincided with the "known" northeasterly trending George Creek kimberlite dyke system.

A second easterly trending linear VLF/EM anomaly branches off the south end of the "known" dyke and is more-or-less continuous across the property for 4800 feet (~1463 m). Additionally, several similar 2000 to 3000 foot (~610-924 m) long anomalies parallel the main dike anomaly; one to the northwest and at least two to the southeast. Although these newer anomalies could reflect Laramide and/or post-Laramide faults, their similarity to the anomaly over the K1 kimberlite dyke system warrants further investigation. Although the VLF/EM results are complex, they do suggest the possibility of additional kimberlite dykes on the George Creek Property (Figure 3).

Strong linear east-west magnetic anomalies cross the property north and south of the known K1 dyke segment. Without a better understanding of the local bedrock geology it is difficult to interpret this magnetic response. However, it seems probable that these strong magnetic signatures are a reflection of magnetite/ilmenite bearing mafic rock units within the

metamorphic bedrock sequence (e.g., amphibolite and/or meta-pyroxenite). Such rocks have been observed in outcrop and are know to trend east-west across the property. Consequently, magnetic surveys do not appear to be useful for finding and/or delineating kimberlite in the George Creek area.


STATE LINE DIAMOND PROSPECTS
LEGEND
Barren Soil Sample
Kimberlite
In-Phase Fraser Filter Contours
U.S. Diamond Corporation
George Creek Area
Larimer County, Colorado
VLF EM Profiles & Fraser Filter Contours
WGS84 UTM Coords
Deadman Quad
MPH Consulting Inc.

Figure 11. George Creek VLF-EM Survey Map

FIGURE 8.

In 1994 Churchill Resources Limited (Churchill) of Vancouver took an option on the George Creek, Pearl Creek and Sand Creek properties from Diamond-X LLC of Denver, CO who had recently staked those properties. Churchill carried out limited exploration on the Sand Creek property and after failing to honor its commitments under the option agreement returned the properties to Diamond-X. In 1996, Diamond-X optioned the three properties to U.S. Diamond Corp., a new Vancouver exploration company formed to finance exploration on Colorado and NWT properties. Results of the 1996 Colorado exploration program are reported herein.

6.3 Pearl Creek

Stream sediment sampling by Cominco and Superior/Lac yielded trace mineral anomalies on a number of the creeks flowing off the high ground central to the Pearl Creek area. Follow-up soil sampling displayed a pattern of KIM anomalies that suggested a dyke-like kimberlite source on the Pearl Creek hill. However, no chemical data are available for KIMs recovered by Cominco or Superior/Lac in this area, thus diamond potential estimates can not be made. Cominco initiated ground magnetic and EM surveys in the Pearl Creek area, but target sizes did not indicate any pipes of sufficient size for their criteria, and the area was abandoned. Superior/Lac then initiated reconnaissance, ground VLF/EM and magnetic surveys to focus in on the target area. VLF/EM survey results displayed strong conductivity in an overburden-covered area considered to be underlain by crystalline granitic bedrock. A more detailed VLF/EM follow-up survey produced a strong linear anomaly extending in a northeast direction across the property for about 6000 feet (~1830 m).

Subsequently, four backhoe trenches were excavated at about 1000 foot (305 m) intervals along strike over the VLF/EM anomaly. These trenches intersected highly weathered decomposed kimberlite about 4 to 10 feet (~1.2-3.0 m) below the surface soil cover. The VLF/EM anomaly infers that the in-property strike length of this kimberlite dyke is approximately 6200 feet (~1890 m) in length. Thicknesses of dyke exposures in trenches ranged from 2 inches (~5 cm) to 4 feet (~1.2 m). Bifurcation of the dyke appears to be highly probable, especially toward the northeast end of the structure.

Three kimberlite samples obtained from trenches in the dyke system were tested by Lakefield Research laboratory in Toronto, Ontario for microdiamonds, using bulk fusion methods. Residues were examined at Lac Mineral's sorting laboratory in Fort Collins, and three microdiamonds were recovered from 52 kg of sample material. Weights and quality information of the Pearl Creek diamonds are not available.


STATE LINE DIAMOND PROSPECTS
In-Phase Fraser Filter Contours
LEGEND
Kimberlite
U.S. Diamond Corporation
Pearl Creek Area
Larimer County, Colorado
VLF EM Profiles & Fraser Filter Contours
Scale 1: 2400
WGS84 UTM Coords.
Deadman Quad
Figure # 2
Job # MPH
Plotted April, 1997
MPH Consulting Inc.

Figure 12. Pearl Creek VLF-EM Survey Map

FIGURE 9.

Detailed ground magnetometer and additional VLF/EM geophysical surveys were carried out by MPH over the Pearl Creek property during the 1996 field season. Baselines were established in a northeast direction with cross lines at right angles on 400-foot (122 m) spacings. The VLF/EM results (Figure 9) reveal a pronounced linear anomaly coincident with the previously discovered and trench-located Pearl Creek kimberlite dyke system. A 100 to 400-foot (~31-122 m) wide Fraser Filter anomaly can be traced without a break for at least 6500 feet (~1981 m) in a northeast direction across the property (Figure 4). As at George Creek, there are several pronounced anomalous splays, which trend eastward off the main kimberlite dyke system. Based on Superior/Lac trenches, one of these anomalies is known to represent a kimberlite branch dyke. Although the branching VLF/EM anomalies are not as well defined as the anomaly over the main kimberlite dyke, they nevertheless should be fully explored.

Similar to the situation at George Creek, magnetic survey results are not overly instructive with respect to kimberlite identification. Magnetic readings reveal a broad low-magnetic field over the northern half of the property and an equally broad magnetic "high" over the entire south half of the claim group. These responses suggest that the northern half of the property is underlain by magnetite-poor rocks such as granitic gneisses, as opposed to high magnetite/ilmenite mafic gneisses, amphibolite and/or metapyroxenite in the southern half of the area.

Three soil samples taken at the west end of the 5000-foot (1524 m) long east-northeast trending branch VLF/EM anomaly at the south end of the grid contain no indicator minerals. This does not rule out this anomaly as a potential kimberlite branch, but it does tend to downgrade the prospects somewhat. However, four anomalous soil samples were obtained by E. Black in 1998-99 from over VLF/EM branch anomalies, indicating that follow-up work clearly is warranted.

6.4 Sand Creek

Interest in the Sand Creek area was generated by results of Cominco and Superior/Lac stream sediment surveys which revealed a number of kimberlite indicator minerals (Figure 5). Cominco proceeded with a ground geophysical survey using a proton magnetometer and a Geonics EM16. Large conductors were identified and tested with a truck mounted auger drill to a maximum depth of 120 feet (~36 m). Significant sub-surface topography indicating clay filled paleo-channels or other depressions were identified, but bedrock was not tested. Cominco abandoned the property. Superior then acquired the property; however, no soil sampling or geophysical surveys were conducted before the Superior/Lac diamond exploration programs were phased out in 1985.

Results of the early Cominco and Superior/Lac stream sediment sampling indicated a zone of widely distributed kimberlite indicator minerals in creeks originating from the high plateau area immediately west of Sand Creek. All of the anomalous stream sediment samples are reported to have contained pyrope garnet, and a few contained orange colored eclogitic garnets, but no chemical data are available to determine the number of grains that may fall in

the diamond inclusion field. Based on their prior experience at George Creek and Pearl Creek, this area was considered to be highly prospective for kimberlite targets. However, Superior/Lac's exploration program in the district was terminated shortly after this discovery and no additional work was conducted beyond 1984.

Late in the summer of 1994 MPH of Denver carried out an initial VLF/EM survey of the Sand Creek property on behalf of Churchill Resources Ltd. Fraser Filter plots of the data revealed a complex pattern of separate and/or intersecting VLF/EM anomalies (Figure 10). No follow up trenching or drilling was conducted to establish the source of these anomalies as Churchill abandoned its diamond exploration effort because of financial setbacks. In 1995 Churchill returned the property to Diamond-X, the Optionee, who re-optioned the ground to U.S. Diamond Corp. in 1996. During the summer of that year, a 9000-foot (~2743 m) long southwest-northeast trending baseline and 400-foot (~122 m) spaced cross line grid system was installed by MPH across the central part of the Sand Creek property. This work was designed to more effectively explore the northeasterly trending VLF/EM anomalies indicated in the 1993 MPH survey. Detailed ground magnetometer and VLF/EM surveys similar to those at the George Creek and Pearl Creek claim blocks also were conducted. Typically, magnetic survey results were not very informative.

STATE LINE DIAMOND PROSPECTS


4000
3600
3200
2800
2400
2000
1600
1200
800
400
0+00
400
800
1200
1600
2000
2400
2800
3200
3600
In-Phase Fraser Filter Contours
Positive % Values
Anomalous Soil Sample
Barren Soil Sample
U.S. Diamond Corporation
Sand Creek Area
Larimer County, Colorado
VLF EM Profiles & Fraser Filter Contours
Scale 1: 2400
WGS84 UTM Coords.
Deadman Quad
Figure # 2
Job # MPH
Plotted April, 1997
Surveyed
MPH Consulting Inc.

Figure 13. Sand Creek VLF-EM Survey Map

FIGURE 10.

As at the other properties, the Sand Creek VLF/EM results are much more informative, although the anomalies are not as linear. Their dominant trend is also northeasterly. Two roughly parallel, strongly anomalous zones separated by about 1000 feet (~305 m) of weakly anomalous ground are evident. The most distinctive VLF/EM anomalies are present in the southwestern part of the grid, whereas those in the northeastern part of the area are irregular and indistinct. A weakly defined northwest-southeast trending anomalous VLF/EM zone transects the property at about the 0+00 point on the grid.

VLF/EM patterns at Sand Creek are considerably different from those at the George Creek and Pearl Creek properties, and are not particularly indicative of an extensive dyke system. However, a 300-foot (~92 m) wide by 4000-foot (~1219 m) long VLF/EM anomaly, lying immediately to the northwest of the baseline between grid lines 32+00SW and 8+00NE somewhat resembles the kimberlite-dyke anomalies on the George Creek and Pearl Creek properties (Figure 5). Southeast of the baseline toward the southwest end of the grid (40SW to 16SW), an irregular 600 to 1000-foot (~183-305 m) wide by 2400-foot (~732 m) long anomalous zone could reflect the presence of a kimberlite pipe or pipe complex. At the northeastern end of the grid between 20+00NE and 52+00NE a number of irregular VLFL/EM anomalies exist over a distance of 1000 feet (~183 m), on either side of the baseline. These anomalies could reflect a group of small pipes, a complex of pipes and dykes or a single large kimberlite body, but the evidence is not compelling. The northwest-southeast VLF/EM anomalous trend is expressed by a string of small bull's-eye-like anomalies with diameters of 100 to 600 feet (31-183 m) that roughly parallel the 0+00 cross line for 4000 feet (~1220 m), and may reflect a dyke-system with "blows" and/or small pipes. None of these anomalies have been drill tested.

Results of soil sampling conducted at Sand Creek by E. Black of MPH, in 1997, are somewhat encouraging. Three of the twelve samples taken within the claim block contain kimberlite indicator minerals. The anomalous samples are from the southeastern part of the grid area and all were collected from within the zone of irregular VLF/EM anomalies that may reflect kimberlite. Five picroilmenites, one high Mg pseudobrookite, one lherzolitic pyrope and a single eclogitic pyrope were recovered from these three samples. Four of the six "barren" samples were collected well away from or on the fringe of any VLF/EM anomaly.

The limited numbers of soil samples collected by Black in 1998-99 proved to be barren. However, these few samples represent a very small percentage of the claim block, and it is very likely that anomalous samples could be obtained from many sites in the largely un-sampled areas of the Property.

6.5 Chicken Park

Initial discovery of kimberlite at this locality was fortuitous in that local tree farmers and contractors (Hersh brothers) identified unusual soil and bedrock, while digging aspen trees for sale, and recognized the similarity to kimberlite that they had observed at the Sloan quarry to the east. Cominco identified this as kimberlite and defined the presence of a small pipe (~0.9 acre, ~0.36 hectare). Cominco then identified a series of small kimberlite blows connected by an apparent fissure to the southwest. These blows have since been recognized as part of a more extensive blow-dyke system that ranges from about 10 to 110 feet (~3-34 m) wide and extends at least 1200 feet (366 m) along strike. The blow-dyke complex has a northeasterly trend (Figure 6) and appears to be a fault or joint controlled fissure system that penetrates the host granitic rocks.

The initial pipe (CP-1) was trenched in 1981 by Cominco American to determine the nature of the material and to extract a bulk sample for diamond testing. Cominco processed about 96 tonnes at their Fort Collins test facility, and produced a recovered grade of just under 7 cpht, including a 1.7 carat stone. No known additional work was conducted by Cominco on this property. The Hersh family then contracted with Superior to process an additional bulk sample of approximately 200 tonnes. A total of 296 tonnes from the Chicken Park pipe was processed for macrodiamonds yielding 306 stones totaling 19.73 carats and an estimated grade of 6.7 cpht. The largest stone weight was 2.6 carats. The Hershs apparently drilled vertical rotary holes in the pipe, but no details of this work is available. No test work was performed on the southwest extension dyke-blow system at that time.

A project was initiated in 1983 by J.A. Rogers, a graduate student at Colorado State University, to test sampling exploration methods in the southwestern portion of the State Line Kimberlite District and evaluate the area for the presence of unknown kimberlite occurrences. In addition, a petrographic and geochemical study was conducted on kimberlite from the Chicken Park pipe (Rogers, 1985). The stream sampling program was successful in the recovery of abundant kimberlite indicator minerals, especially picroilmenite. The Chicken Park dyke complex was well defined by anomalous sample sites (even the probable occurrence at the northeast extension of the system). However, although several previously unknown prospective areas were located, no new kimberlite was discovered.

In 1993, Anvil Resources of Vancouver, optioned the Chicken Park property and writer M.E. McCallum initiated a mapping program to define the limits of the kimberlite occurrences in the area. The cluster of "blows" reported by Cominco were determined to be a series of zones in a moderately extensive blow-dyke system that ranges from ~ 10-110 feet (~3-34 m) wide and extends more than 1200 feet (366 m) along strike. A drilling program under M.E. McCallum's supervision was conducted in 1994 to define the dimensions of the diatreme-dyke system and provide better definition to the geometry of the CP-1 pipe. Twelve angle holes were drilled by Connors Drilling Inc. of Montrose CO, utilizing a Gardner Denver track-mounted shot hole rig converted to reverse circulation by the contractor, and employing 4 ½ and 4 ⁷/₈ inch bits. All holes were drilled at 40 or 45 degrees to most effectively determine kimberlite-host granite contacts. Four of the holes were drilled into the CP-1 pipe and the remainder were focused on the diatreme-dyke system. Two short exploratory holes

(50 and 55 feet; 15 and 16.8 m) were drilled to the southwest of the known extent of the system, and one of these holes penetrated an 11 foot (~3.4 m) wide interval of kimberlite, inferring that the system continues to the southwest under an alluvial cover. Total drilling footage was 1,100 (~335 m); 774 feet (~236m) of this being in kimberlite. Cuttings were recovered from each 10 foot (3 m) interval of kimberlite sections and these samples were shipped to HDM Laboratories in Loveland, CO to be processed for diamond indicator minerals. Based on the mapping and drilling program it has been established that the surface area of the combined pipe and blow-dyke system almost certainly exceeds 3 acres (~1.2 hectares).


GARNET
ANV3 GARNETS 17 NOV. 1994
Cr2O3 (Wt. %)
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15
0 1 2 3 4 5 6 7 8 9 10
CaO (Wt. %)

Figure 11. Cr_2O_3/CaO plot of pyrope garnets from Chicken Park blow-dyke complex kimberlite.

Preliminary chemical data obtained from HDM for kimberlite indicator minerals recovered from randomly selected intervals of kimberlite drill cuttings were encouraging. From a total of 278 analyzed garnet grains recovered from blow-dyke complex kimberlite cuttings nearly 4% were G10s (Figure 11) and >40% of the 14 eclogitic garnets plot within the diamond inclusion field. These results are considerably better than previous analyses (unpublished data, McCallum) from 192 garnet grains recovered from the CP-1 pipe where the Cominco and Hersh diamond bulk sample was obtained. Only about 2% of both peridotitic pyrope and eclogitic garnets from the CP-1 kimberlite pipe plot within the diamond inclusions fields,

thus the inference may be made that diamond potential of the blow-dyke complex likely is better than that of the CP-1 pipe. Furthermore, chromite chemistry also is encouraging, approximately 5.5 % of 158 analyzed grains plotting in the diamond inclusion field (Figure 12). Ilmenite from blow-dyke complex concentrates reflects a somewhat reduced environment that may favor diamond preservation (Figure 13).



Chromite
Cr2O3 (Wt. %)
70
65
60
55
50
0
5
10
15
20
MgO (Wt. %)

Figure 12. Cr_2O_3/MgO plot of chromites from Chicken Park blow-dyke complex kimberlite.


ANV1 ILMENITE AND ILMENITE LIKE GRAINS 1-332
Cr2O3 (Wt. %)
MgO (Wt. %)
0
1
2
3
4
5
6
7
8
9
10
11
12
13
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16

Figure 13. Cr_2O_3/MgO plot of ilmenites from Chicken Park blow-dyke complex kimberlite.

Based upon drilling results and favourable chemistry from recovered KIMs, Anvil proposed a program for the 1995 field season to conduct trenching, drilling, mini-bulk testing for diamonds and geophysical surveys to test for kimberlite along both northeast and southwest extensions of the dyke system. This program was not implemented due to financial set-backs, but all claims were retained. In 1999 efforts were made by Anvil to conduct a bulk test on kimberlite from the dyke-blow complex to be obtained by trenching. Unfortunately, the costs for processing kimberlite at the Sloan plant (then owned by Dia Met Minerals) had more than doubled from those quoted in 1995, and the substantially higher projected budget was not approved by the Anvil Board. The Chicken Park property claims were dropped by Anvil shortly thereafter.

7.0 GEOLOGICAL SETTING

7.1 Regional Geology

The Northern Colorado Diamond Properties are situated in the foothills of the Rocky Mountain's Front Range, being the southern extension of the Laramie Range. The region is considered to be part of a Proterozoic obduction zone that has been thrust upon the southern margin of the Achaean Wyoming craton. This late Precambrian shelf consists of a complex of early and middle Proterozoic metamorphic and plutonic rocks (Karlstrom and Houston, 1984).

Oldest rocks in the area are metamorphosed Early-Proterozoic sediments and volcanics of felsic to greenstone composition that exhibit middle to upper amphibolite metamorphic facies. Granodiorite and quartz monzonite stocks were emplaced in the region approximately 1.75 billion years ago (1.75 Ga) and granitic and quartz monzonitic plutons invaded the system at about 1.4 billion years ago (Peterman et al., 1968) (Figure 14). The region was uplifted in mid-Paleozoic time, around 300 million years ago (Ma), when the Ancestral Rockies evolved, and again at about 65-70 Ma during the late-Cretaceous to early-Tertiary Laramide orogeny.


STATE LINE DIAMOND PROSPECTS
PzMz
pCsg
WYOMING
COLORADO
pCm
pCrg
GEORGE CREEK
SAND CREEK
PEARL CREEK
CHICKEN PARK
Tg
pCrg
EXPLANATION
Tg Tertiary gravels
PzMz Paleozoic & Mesozoic sedimentary rocks
Devonian or Upper Proterozoic kimberlite
pCsg Middle Proterozoic granite & quartz monzonite
pCrg Lower Proterozoic granodiorite & quartz monzonite
pCm Lower Proterozoic metamorphic rocks
N
20 Kilometres
10 Miles

Geologic base modified from Christiansen (1991a & 1991b). Wyoming geologic highway map, & Colorado Geologic highway map

Figure 7. Regional Geological Map of the Colorado-Wyoming State Line District

FIGURE 14.

Major east-west faults (some being reactivated Precambrian shear zones) and northeast-southwest joint systems, developed during the Laramide event. Many of these structures are reflected by deeply eroded canyons superimposed on the pre-existing fabric of the Proterozoic metamorphic/plutonic platform.

Post-Precambrian sedimentary rocks flank the Front Range uplands, both to the east and northwest, and range from Pennsylvanian to Tertiary in age. The contact between Precambrian basement rocks and Pennsylvanian redbeds is a major unconformity. It was once assumed that no Early Paleozoic sediments were deposited in this area. However, blocks of Cambrian, Ordovician and Silurian formations have been recovered from a number of the kimberlite pipes (Chronic, et al., 1965; McCallum and Mabarak, 1976b), indicating the presence of a Lower Paleozoic sedimentary rock cover at the time of at least some kimberlite emplacement. Devonian and Mississippian units are absent, having been eroded away during the major erosional events, responsible for the major unconformity at the Precambrian-Pennsylvanian contact, but are present less than 100 miles (160 km) away.

There appear to have been two stages of kimberlite emplacement in the Colorado/Wyoming geologic province. A Late-Devonian age was established for many of the kimberlite occurrences by fission-track dating of zircons (Naeser and McCallum, 1977) and Rb-Sr dating of phlogopite (Smith, 1979 & 1983). However, preliminary Rb-Sr dating of altered phlogopite from George Creek kimberlite by C.B. Smith (see Carlson and Marsh, 1989) indicated an age of 600 Ma (late Precambrian). Recent preliminary Ar-Ar dates on phlogopite from the Green Mountain and Chicken Park kimberlites also indicate a late-Precambrian age (Lester and Larsen, 1996). Heamon, et.al. (2004) confirm the two age groups of ~400 Ma and ~600-700 Ma.

Many of the district's kimberlite occurrences, especially to the east are root zone dykes or dyke-like features. Erosion level is often deep and hypabyssal to lower diatreme zone phases are common. However, notable occurrences in the southern (Sloan) and northern (Kelsey Lake) parts of the district are substantial pipes of mid- to upper diatreme zone, which appear to include pyroclastic and epiclastic crater zone kimberlite (Coopersmith, et. al., 2003). Although many of the kimberlite occurrences in the region tend to be small and narrow, some pipes exceed 12 to 14 acres (~5-6 hectares) in surface area (e.g. Sloan #1-#2 complex, Kelsey Lake #1 and #2), and the George Creek and Pearl Creek dyke complexes appear to exceed one mile (1.6 km) in length.

Many of the kimberlites of the Colorado/Wyoming state line district trend roughly east-northeast, a trend that is approximately coincident with the Northern Colorado Lineament, although local joint control provides many variances.

A few remnants of Tertiary deposits are present on upland surfaces of the Front Range and these appear to be primarily Pliocene in age (McCallum, 1991). The prominent Prairie Divide surface near the Sloan kimberlite pipes is underlain by such deposits (Figure 14). There is no evidence of any glaciation in the State Line district, thus glacial deposits are absent. Alluvial gravel deposits are common in most drainages and thin unconsolidated

colluvial deposits are common on many slopes. Thin covers of probable Quaternary lag gravels occur locally.

7.2 George Creek Area

The George Creek area is underlain by a sequence of steeply dipping, east-northeast striking, well foliated Lower Proterozoic metamorphic rocks dominated by interbedded quartzite, granitic gneiss, quartz-feldspar gneiss, biotite-amphibolite gneiss and amphibolite. Colluvial, alluvial and relatively thick soil deposits are widespread throughout the property.

Focus on the area was triggered by the recovery of kimberlite indicator minerals in nearby stream sediments and soil samples (Figure 3). The presence of kimberlite was inferred by ground VLF/EM anomalies and follow-up backhoe trenching in 1984 which uncovered the George Creek kimberlite dyke system. Three separate dykes cut diagonally across steep northwesterly dipping, strongly foliated metamorphic rocks in a northeasterly en-echelon pattern. The dyke segments are referred to as K1, K2 and K3 respectively from northeast to southwest, and all strike roughly N50E and dip 70-80 degrees to the northwest (Carlson and Marsh, 1989). The K1 segment has been traced over 3000 feet (~915 m) along strike within the present George Creek claim block. The K2 segment to the southwest has been tentatively traced approximately 3500 feet (~915 m), and the K3 segment nearly 2000 feet (~610 m), indicating a potential total length of at least 8500 feet (~2590 m) for the entire kimberlite dyke system (Figure 3).

Thickness of the dykes in the George Creek kimberlite system range from less than an inch (~2 cm) to as much as 12 feet (3.7 m). Thickening appears to take place where the dykes intersect amphibolite. Contacts typically are sharp, although local serpentine and carbonate veinlets extend into wall rocks. Within brittle silicified granite gneiss, dyke segments appear to splay into thinner stringers that commonly reunite along strike. The kimberlite typically is greenish-gray to brownish-gray and has a distinctive macrocrystic texture. Macrocrysts of serpentinized-olivine and phlogopite are abundant, and pyrope garnets are common. Ilmenite megacrysts and xenoliths of eclogite and intensely serpentinized peridotite are present but relatively rare.

7.3 Pearl Creek Area

The Pearl Creek property is characterized by an extensive thin to moderate cover of soil and colluvium that masks the bedrock. Sporadic outcrops on hilltops and steeper slopes are dominantly Lower Proterozoic granite and biotite gneiss with prominent steeply dipping (80° to vertical) foliations that strike approximately N80E.

As at George Creek, the Pearl Creek kimberlite prospect area was recognized by the presence of kimberlite indicator minerals in stream and soil samples (Figure 4). Location and definition of the kimberlite dike system was established by close-spaced soil sampling of the target areas, ground VLF/EM surveys and backhoe trenching. The readily weathered

kimberlite is completely covered with intensely altered overburden, as at George Creek. Superior/Lac geologists described the Pearl Creek kimberlite dyke as a narrow anatomosing system that diagonally crosscuts the fabric of foliated host rocks trending about N45E and dipping approximately 85-90 degrees SE.

The structure has been traced by VLF/EM anomalies for approximately 6000 feet (~1830 m), and the presence of a branching dyke is inferred near its northeast end. The dyke system appears to be truncated at its southwest and northeast ends by east-west trending faults. Trench profiles indicate a width variation that ranges from approximately 2 inches to 4 feet (~5 cm to 1.2 m).

The Pearl Creek kimberlite was described by the Superior/Lac geologists as deeply weathered, intensely altered and typically reddish brown due to oxidation of the serpentine matrix. Macrocrysts of pyrope, pseudo-brookite (after ilmenite) and serpentinized olivine have been reported.

7.4 Sand Creek Area

The Sand Creek property area is characterized by a thin cover of soil and colluvium that obscures most of the bedrock. Furthermore, much of the flat upland surface that dominates much of the southeastern half of the Property appears to be at least partially covered with thin remnants of lag gravel. Isolated outcrops of Lower Proterozoic granite gneiss have been observed throughout the Property and it is believed that this is the predominant bedrock of the area.

Interest in the Sand Creek area was generated by results of Cominco and Superior/Lac stream sediment surveys that revealed a number of kimberlite indicator minerals (Figure 5). Cominco proceeded with a ground geophysical survey using a proton magnetometer and a Geonics EM16. Large conductors were identified and tested with a truck mounted auger drill to a maximum depth of 120 feet (~36 m). Significant sub-surface topography indicating clay filled paleo-channels or other depressions were identified, but bedrock was not tested. Cominco abandoned the property. Superior then acquired the property however, no soil sampling or geophysical surveys were conducted before the Superior/Lac diamond exploration programs were phased out in 1985. A preliminary ground VLF/EM survey, was carried out in 1993 by MPH Consulting for Churchill Resources Ltd. and a more detailed VLF/EM and magnetic survey was carried out in 1994 by MPH Consulting on behalf of US Diamond Corp. These detailed ground geophysical surveys identified anomalous zones suggestive of possible irregular kimberlite targets. These targets have not been drill tested.

7.5 Chicken Park Area

The Chicken Park property area is underlain almost exclusively by medium to coarse grained Middle Proterozoic granite and quartz monzonite. Thin covers of alluvium and colluvium characterize extensive areas of gently rolling to flat meadowlands between moderate relief ridges and monadnock-like bodies of granite.

Cominco identified kimberlite here and defined the presence of a small pipe (~0.9 acre, ~0.36 hectare). Cominco then identified a series of small kimberlite blows connected by an apparent fissure to the southwest. These blows have since been recognized as part of a more extensive blow-dyke system that ranges from about 10 to 110 feet (~3-34 m) wide and extends at least 1200 feet (366 m) along strike. The blow-dyke complex has a northeasterly trend (Figure 6) and appears to be a fault or joint controlled fissure system that penetrates the host granitic rocks.

The small pipe and blow-dyke system are dominated by deeply weathered, intensely serpentinized tuffisitic kimberlite breccia, but both occurrences also contain variable amounts of fresh hypabyssal facies kimberlite (McCallum, 1989). The hypabyssal material is present as large blocks (autoliths) that locally exceed 4 feet (~1.2 m) across. These autoliths are composed predominantly of macrocrystic, phlogopite and/or opaque mineral-rich varieties of serpentine, phlogopite serpentine, or serpentine phlogopite kimberlite (Rogers, 1985). Some aphanitic calcite kimberlite with abundant euhedral olivine microphenocrysts and perovskite also is present. Opaque mineral content of the hypabyssal kimberlite commonly exceeds 20% and is dominated by spinel and picroilmenite that occur primarily as macrocrysts and microcrysts. Some ilmenite xenocrysts exceed 1 inch (2.5 cm) across (megacrysts). Small crystals of euhedral to subhedral phenocrystic groundmass oxides also are common, and this population is dominated by titanomagnetite and manganoilmenite (McCallum, 1989). Xenoliths are relatively rare and consist primarily of intensely altered peridotite, granulite and granite.

8.0 DEPOSIT TYPE

8.1 Diamond Mineralization

Prior to the late 1800s, diamonds were recovered only from alluvial deposits by a variety of placer mining operations in India, Brazil and South Africa. In 1870, mining of the gravels along the Orange and Vaal River systems in South Africa led to the discovery of the dry diggings at Jagersfontein, Dutoitspan and Bultfontein (Helmstaedt, 1993). It was soon realized that the diggings were located in weathered ultramafic igneous rocks that became known as kimberlite, after the town of Kimberley that had grown up at the site of the dry diggings. For more than 100 years, kimberlite was the only significant primary source rock for diamonds, but discovery of diamonds in lamproites of northwestern Australia in 1978 changed the focus of explorers. Following the Australian discoveries, new research on diamondiferous bodies in Australia, Arkansas and India suggested that they were in fact lamproite and not kimberlite. To date, the Argyle Mine in Australia is the only significant diamond producer from a lamproite and most exploration for primary diamond deposits remains directed at kimberlite.

Since the first discovery of diamondiferous kimberlite in 1991 in the Northwest Territories of Canada, more than 540 kimberlite occurrences have been found in that country. De Beers and its joint venture partners have discovered over 210 kimberlites and 139 of these are

significantly diamond-bearing (Molyneaux, 2003). This is a relatively high ratio by world standards, where only one in ten kimberlites generally has a significant diamond content. Production is now underway at the Ekati, Diavik and Jericho Mines and is scheduled to commence at Snap Lake in 2007, and Victor shortly thereafter. Furthermore, evaluation of the Star, Renard, Gahcho Kue and DO-27 kimberlites is at an advanced stage.

The only historic diamond production in the United States has been from the Crater of Diamonds lamproite pipe in Arkansas, in the early 1900s, and more recently (1990's) from the Kelsey Lake Mine in the State Line Kimberlite District of northern Colorado-southern Wyoming. Diamond recovery at these mines was minimal and neither property is currently operational.

Significant secondary production continues from alluvial deposits in Brazil and Africa, but because of recent glaciation in much of Canada, that country is believed to have very low potential for secondary diamond deposits. Alluvial diamonds have been reported from many areas throughout the United States but there has been no known alluvial production.

8.2 Kimberlite Models

Kimberlites are mantle-sourced subvolcanic and volcanic rocks. They intrude through crustal rocks, and those in Archaen stable cratonic areas commonly are diamondiferous. Although the Colorado-Wyoming State Line Kimberlite District is situated in Proterozoic terrain, it has been demonstrated this near surface sequence of crystalline rocks comprises an obducted slab of basement material that has overridden an Archaen sequence of crystalline rocks (Karlstrom and Houston, 1984 and Schulze, et.al. 2006). Furthermore, studies of mantle xenoliths recovered from State Line kimberlites indicate that the kimberlite melt source areas are amenable to diamond generation and preservation (Eggler et al., 1987). Kimberlite genetic models have been established and/or described by a number of authors (e.g., Hawthorne, 1975; Clement and Skinner, 1985; Fipke et. al., 1995). Kimberlite most commonly occurs in carrot-shaped pipes as found at Kimberley, but dykes (e.g. Roberts Victor, Klipspringer, Snap Lake) and blows (e.g. Bellsbank) also are common. In rare cases they occur as sills (e.g. Benfontein). Three zones have been recognized within kimberlite pipes: the upper crater zone; the main diatreme zone; and the basal root zone. Pipes can vary in surface area from less than one acre (0.41 hectare) to over 500 acres (~200 hectares), and pipe size generally decreases with depth. Pipe surface area is a function of the eruptive processes and the level to which the kimberlite body has been eroded. Root zone or hypabyssal kimberlites are relatively small and are generally irregular in shape. The diatreme zone makes up the main part of a kimberlite pipe. It typically is circular to ovoid in cross section and has regular, steeply dipping contacts. Diatreme facies grade upwards into crater-facies kimberlite and downwards into hypabyssal facies rocks.

Each zone of a kimberlite has different diamond distribution characteristics. Diatreme zones typically have the simplest internal geology and usually have the least variability in grade (Clement, 1982). In contrast, the root zones have fairly complex geology and each phase may have significantly different diamond grades (Fipke et al., 1995). Crater facies also can

be very complex due to the interaction of primary pyroclastic processes and secondary re-sedimentation processes, which typically leads to variable diamond grades.

Diamond grades of economically viable kimberlite bodies range from about 3 carats per hundred tonnes (cpht) to over 200 cpht. Conversely, subeconomic pipes can have grades in excess of 50 cpht. This extensive overlap is a function of the wide range in average value of diamonds. For some mines the average value is less than ten dollars US per carat, whereas in others it can exceed 300 dollars US per carat. The Letseng La Terae diatreme in northern Lesotho is a successful mine with a grade of only three carats per hundred tonnes because it regularly produces superb quality stones in excess of twenty carats. Parts of the Monastery kimberlite in South Africa have a grade of 50 cpht but it is uneconomic because of relatively low diamond quality. The lowest grade kimberlite that is being successfully mined at present is Frank Smith in South Africa with a grade of about 6 cpht.

Small kimberlite bodies can be economically exploited if their grade is high or their diamonds are of good quality (or both). The Koidu pipe in Sierra Leone had a surface area of less than one acre (0.4 hectare) but had a grade of 100 cpht and an average value of $200 US per carat (Janse, 1993). The 23rd Congress kimberlite in Russia had a grade of over 600 cpht, which made it economic despite its small size (3.7 acres;1.5 hectares). The Argyle deposit in Australia, although lamproite rather than kimberlite, has an average value of about $13 US a carat, but is economic because it has a grade of 600 cpht (Janse, 1993). Additionally, kimberlites commonly occur in clusters of up to 50 and exploitation of several pipes can occur simultaneously. This is illustrated at Ekati and Diavik, the two operating diamond mines in the Northwest Territories of Canada, where the average pipe size is fairly small (about 7 acres; 3 hectares) but mining of several pipes provides for a profitable operation.

Diamond grades can vary significantly even within kimberlites of a single cluster. At Diavik, the A154S Kimberlite has an exceptional grade in excess of 5 carats per tonne (cpt), whereas the A2 Kimberlite about a mile and a quarter (2 km) away is barren. A total of 64 kimberlite bodies have been found on the 1,492 square mile (2,400 square kilometre) Diavik property, and one-half of these are diamond-bearing (Gannicott, 2005).

8.3 Kimberlite Indicator Minerals

Kimberlite occurrences are characterized by kimberlite indicator minerals (KIMs), most of which are xenocrysts of mantle minerals derived by the disaggregation of mantle rocks. The xenocrysts are entrained and brought to the surface by kimberlitic magmas and are dominated by olivine, garnet, chrome diopside, picroilmenite, chromite, orthopyroxene and locally, diamond. Less common KIMs crystallize directly from kimberlite melts and include small crystals of euhedral olivine, phlogopite, Ti-Mg-Al chromite and perovskite.

Magnesium-rich ilmenite (picroilmenite) and pyrope garnet are common kimberlite indicator minerals and they have been used for decades in kimberlite exploration programs. However, with the development of the electron microprobe in the 1960s, research on mineral chemistry suggested that some minerals could also be used to assess the diamond potential of kimberlite. In 1965, the Carnegie Institution of Washington, D.C. acquired one of the

world's first electron microprobes for chemical analysis. Researcher, Dr. Henry O.A. Meyer, put flawed diamonds into a tiny vise, cracked out the mineral inclusions and analyzed them. He found that pyrope garnets, chrome diopsides, chromites and sulfides were common mineral inclusions within diamonds, although ilmenites were absent (Krajick, 2001). He generated the first compositional data on silicate and sulfide inclusions in diamonds (Mitchell, 1997). Meyer believed that if a good database of inclusion chemistry could be developed, then mineral grains with similar chemistry from heavy mineral concentrates, could be used to assess the diamond potential of kimberlites. John Gurney, from the University of Cape Town in South Africa, followed up on Meyer's work while on sabbatical at the Carnegie Institution the early 1970s, and established that many garnet inclusions within diamonds had distinctive subcalcic compositions (Gurney, 1984). He demonstrated that garnet xenocrysts of related composition occur in diamondiferous but not barren kimberlites. Gurney (1984) defined these as G10 garnets, a designation slightly modified from the original classification of Dawson and Stephens (1975). These garnets are derived primarily from mantle harzburgites. Figure 15 shows a plot of the chemistry of pyrope garnets from the Ekati property in the NWT, Canada (Dia Met Minerals, 1991). The G10 field lies to the left of the sloping solid line and over 15% of the garnets fall within this field. This is consistent with what would be expected from potentially economic diamondiferous kimberlites. The 2% Cr_2O_3 line in this plot is used as an arbitrary division between eclogitic garnets below the line and peridotitic garnets above. The vertical and sloping dashed lines define the mantle lherzolite field as established by Sobolev (1974).


N = 169
Cr2O3 (Wt %)
CaO (Wt %)
0
2
4
6
8
10
12
14
16
0
1
2
3
4
5
6
7
8
9
10

Figure 15. Cr_2O_3/CaO plot of representative pyrope garnets from esker concentrates in the Ekati Mine area, Northwest Territories, Canada.

Subsequent research by many workers (e.g., Sobolev, 1984; Fipke, 1991) showed that some high-chrome chromites also crystallized in the mantle at diamond stability field pressure and temperatures. These were designated diamond inclusion (DI) chromites. The presence of DI chromites within kimberlites suggested that they would have good potential to contain diamonds. More recent research on garnet chemistry by Sobolev et al. (1995) and Grutter (2003) indicates that some low chrome G10 garnets can also form within the graphite stability field and, unlike higher chrome G10s, are not necessarily diagnostic of diamonds.

In the 1970s and early 1980s, research also progressed on the chemistry of picroilmenite, an important kimberlite indicator mineral, but not an indicator of diamond per se. However, picroilmenite can be important in the assessment of the diamond potential of kimberlites as its chemistry reflects the redox conditions of its crystallization environment, which in turn may or may not affect the diamond potential of kimberlites (McCallum and Vos, 1993 and Schulze, et.al. 1995). Kimberlites with high magnesium ilmenites form under reducing conditions that are favorable for diamond preservation, whereas low magnesium ilmenites develop within more oxidizing conditions where diamonds are less likely to be preserved. A plot of ilmenites from the Ekati area is shown in Figure 16. These exhibit high magnesium and enhanced chrome values that are typical of diamond bearing kimberlites.



12
10
8
6
4
2
0
Cr_2O_3 (Wt %)
0
2
4
6
8
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12
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16
MgO (Wt %)

Figure 16. Cr_2O_3/MgO plot of representative ilmenites from esker concentrates in the Ekati Mine area, Northwest Territories, Canada.

Erosion of kimberlites disperses indicator minerals into the surface environment and they can be recovered by stream sediment, soil and till sampling programs. The use of stream sediment sampling for indicator minerals that led to the discovery of the Ekati diamond deposits has been well documented (Krajick, 2001; Blusson, 1998). Similar techniques have been used extensively and successfully in many parts of the world, including the United States.

9.4 Geophysics

All common geophysical methods have been utilized to search for kimberlite but not all methods are applicable in every geologic setting. Magnetic and electromagnetic techniques have been widely used, but magnetic methods are most commonly employed and generally are considered to be most cost effective. The lack of significant magnetic response in some kimberlite occurrences necessitates the use of other methods such as electromagnetics, and possibly electrical, seismic, radiometric and gravity methods. The Front Range area of Colorado is characterized by a wide range of magnetic responses that reflect the highly variable magnetite content in the underlying granitic and mafic metamorphic rocks. Consequently, electromagnetic techniques are far more successful in locating kimberlite bodies. Seismic and electrical surveys are primarily useful only in defining dimensions of the kimberlite occurrences.

9.0 MINERALIZATION

9.1 George Creek

The George Creek area is underlain by a sequence of steeply dipping, east-northeast striking, well foliated Lower Proterozoic metamorphic rocks dominated by interbedded quartzite, granitic gneiss, quartz-feldspar gneiss, biotite-amphibolite gneiss and amphibolite. Colluvial, alluvial and relatively thick soil deposits are widespread throughout the property.

Focus on the area was triggered by the recovery of kimberlite indicator minerals in nearby stream sediments and soil samples (Figure 3). The presence of kimberlite was inferred by Ground VLF/EM anomalies and follow-up backhoe trenching in 1984 uncovered the George Creek kimberlite dyke system. Three separate dykes cut diagonally across steep northwesterly dipping, strongly foliated metamorphic rocks in a northeasterly en-echelon pattern. The dyke segments are referred to as K1, K2 and K3 respectively from northeast to southwest, and all strike roughly N50E and dip 70-80 degrees to the northwest (Carlson and Marsh, 1989). The K1 segment has been traced over 3000 feet (~915 m) along strike within the claim block. The K2 segment to the southwest has been tentatively traced approximately 3500 feet (~915 m), and the K3 segment nearly 2000 feet (~610 m), indicating a potential total length of at least 8500 feet (~2590 m) for the entire kimberlite dyke system (Figure 3).

Thickness of the dykes in the George Creek kimberlite system range from less than an inch (~2 cm) to as much as 12 feet (3.7 m). Thickening appears to take place where the dykes

intersect amphibolite. Contacts typically are sharp, although local serpentine and carbonate veinlets extend into wall rocks. Within brittle silicified granite gneiss, dyke segments appear to splay into thinner stringers that commonly reunite along strike. The kimberlite typically is greenish-gray to brownish-gray and has a distinctive macrocrystic texture. Macrocrysts of serpentinized-olivine and phlogopite are abundant, and pyrope garnets are common. Ilmenite megacrysts and xenoliths of eclogite and intensely serpentinized peridotite are present but relatively rare.

9.2 Pearl Creek

The Pearl Creek property is characterized by an extensive thin to moderate cover of soil and colluvium that masks the bedrock. Sporadic outcrops on hilltops and steeper slopes are dominantly Lower Proterozoic granite and biotite gneiss with prominent steeply dipping (80° to vertical) foliations that strike approximately N80E.

As at George Creek, the Pearl Creek kimberlite prospect area was recognized by the presence of kimberlite indicator minerals in stream and soil samples (Figure 4). Location and definition of the kimberlite dike system was established by close-spaced soil sampling of the target areas, ground VLF/EM surveys and backhoe trenching. The readily weathered kimberlite is completely covered with intensely altered overburden, as at George Creek. Superior/Lac geologists described the Pearl Creek kimberlite dyke as a narrow anastomosing system that diagonally crosscuts the fabric of foliated host rocks and trends about N45E and dips approximately 85-90 degrees SE.

The structure has been traced by VLF/EM anomalies for approximately 6000 feet (~1830 m), and the presence of a branching dyke is inferred near its northeast end. The dyke system appears to be truncated at its southwest and northeast ends by east-west trending faults. Trench profiles indicate a width variation that ranges from approximately 2 inches to 4 feet (~5 cm to 1.2 m).

The kimberlite was described by the Superior/Lac geologists as deeply weathered, intensely altered and typically reddish brown due to oxidation of the serpentine matrix. Macrocrysts of pyrope, pseudo-brookite (after ilmenite) and serpentinized olivine have been reported.

9.3 Sand Creek

The Sand Creek property area is characterized by a thin cover of soil and colluvium that obscures most of the bedrock. Furthermore, much of the flat upland surface that dominates much of the southeastern half of the Property appears to be at least partially covered with thin remnants of lag gravel. Isolated outcrops of Lower Proterozoic granite gneiss have been observed throughout the Property and it is believed that this is the predominant bedrock of the area.

Interest in the Sand Creek area was generated by results of Cominco and Superior/Lac stream sediment surveys that revealed a number of kimberlite indicator minerals (Figure 5).

Cominco proceeded with a ground geophysical survey using a proton magnetometer and a Geonics EM16. Large conductors were identified and tested with a truck mounted auger drill to a maximum depth of 120 feet (~36 m). Significant sub-surface topography indicating clay filled paleo-channels or other depressions were identified, but bedrock was not tested. Cominco abandoned the property. Superior then acquired the property, however no soil sampling or geophysical surveys were conducted before the Superior/Lac diamond exploration programs were phased out in 1985. A preliminary ground VLF/EM survey, was carried out in 1993 by MPH Consulting for Churchill Resources Ltd. and a more detailed VLF/EM and magnetic survey was carried out in 1994 by MPH Consulting on behalf of US Diamond Corp. These detailed ground geophysical surveys identified anomalous zones suggestive of possible irregular kimberlite targets. These targets have not been drill tested.

9.4 Chicken Park

The Chicken Park property area is underlain almost exclusively by medium to coarse grained Middle Proterozoic granite and quartz monzonite. Thin covers of alluvium and colluvium characterize extensive areas of gently rolling to flat meadowlands between moderate relief ridges and monadnock-like bodies of granite.

Initial discovery of kimberlite at this locality was fortuitous in that local tree farmers and contractors (Hersh brothers) identified unusual soil and bedrock while digging aspen trees for sale and recognized the similarity to kimberlite that they had observed at the Sloan quarry to the east. Cominco identified this as kimberlite and defined the presence of a small pipe, CP-1 (~0.9 acre, ~0.36 hectare). Cominco then identified a series of small kimberlite blows connected by an apparent fissure to the southwest. These blows have since been recognized as part of a more extensive blow-dyke system that ranges from about 10 to 110 feet (~3-34 m) wide and extends at least 1200 feet (366 m) along strike. The blow-dyke complex has a northeasterly trend (Figure 6) and appears to be a fault or joint controlled fissure system that penetrates the host granitic rocks.

The CP-1 pipe and blow-dyke system (CP-2 to 6) are dominated by deeply weathered, intensely serpentinized tuffisitic kimberlite breccia, but both occurrences also contain variable amounts of fresh hypabyssal facies kimberlite (McCallum, 1989). The hypabyssal material is present as large blocks (autoliths) that locally exceed 4 feet (~1.2 m) across. These autoliths are composed predominantly of macrocrystic, phlogopite and/or opaque mineral-rich varieties of serpentine, phlogopite serpentine, or serpentine phlogopite kimberlite (Rogers, 1985). Some aphanitic calcite kimberlite with abundant euhedral olivine microphenocrysts and perovskite also is present. Opaque mineral content of the hypabyssal kimberlite commonly exceeds 20% and is dominated by spinel and picroilmenite that occur primarily as macrocrysts and microcrysts. Some ilmenite xenocrysts exceed 1 inch (2.5 cm) across (megacrysts). Small crystals of euhedral to subhedral phenocrystic groundmass oxides also are common, and this population is dominated by titanomagnetite and manganoilmenite (McCallum, 1989). Xenoliths are relatively rare and consist primarily of intensely altered peridotite, granulite and granite.

10.0 EXPLORATION

No exploration has yet been conducted by North American Minerals Group on the properties.

11.0 DRILLING

No drilling has been conducted by North American Minerals Group. Details of any previous drilling, beyond the summaries provided in section 5, are not known to the writers.

12.0 SAMPLING METHOD AND APPROACH

12.1 Kimberlite Indicator Minerals

Regional stream sediment and soil sampling has been conducted throughout the State Line Kimberlite District for more than 40 years by a number of agencies and exploration companies. Techniques employed by these groups were understandably varied, but all utilized basically similar procedures. Principal differences over the years related primarily to variables in sample sites, sample size and size fractions of recovered heavy minerals. All recent sampling of properties included in the Northern Colorado Diamond Project, the subject of this report, was conducted by E. Black of MPH Consulting Inc. prior to the involvement of the North American Minerals Group. Selection of sample sites was in large part dictated by accessibility to areas corresponding with VLF/EM anomalies.

Stream sediments were collected from heavy mineral traps along active streams wherever possible, and from less well defined or apparent traps in intermittent drainages. Samples were screened to minus 2 mm and approximately 45 pounds (20 kg) of material was collected at each locality. Each sample was placed in a plastic bucket and the lid was sealed on site. Soil sample sites were selected, where possible, on the basis of maximum projected heavy mineral content such as in shallow rills and flat areas with potential lag deposits. The soil samples are similar in size to the stream samples and are screened and packaged similarly. All samples were transported from the field by 4X4 vehicle to Loveland, CO where they were stored in a secure building at HDM Laboratories for subsequent processing.

12.2 Drill Sampling

North American Minerals Group has not conducted any drilling on the subject properties. Prior to NAM's involvement drilling had been conducted at Chicken Park and Sand Creek. The Sand Creek drilling, shallow auger bedrock testing was conducted by Cominco under the supervision of Howard Coopersmith, the co-writer. No details on this work are available other than the general results as reported in History above.

At Chicken Park, the Hershs apparently drilled rotary holes into the initial CP-1 pipe. No details are available on this drilling. Twelve reverse circulation rotary percussion holes totaling 1110 feet (~335 m) were drilled on the property in 1994 by Anvil Resources of Vancouver. Kimberlite drill cuttings were collected in 10 foot (3 m) sample increments and material from each interval was sealed on site in a plastic bucket and transported by vehicle to HDM Laboratories in Loveland, CO for secure storage and subsequent processing for diamond indicator minerals. The drilling and processing program was supervised by M.E. McCallum, the writer. Little work was performed on these samples and no additional information is available at this time. Many of the drill samples remain in storage.

13.0 SAMPLE PREPARATION, ANALYSES AND SECURITY

13.1 Kimberlite Indicator Minerals

Stream sediment and soil samples collected during the course of various exploration programs in the State Line Kimberlite District were processed at a number of different laboratories. These include Colorado State University in Fort Collins, C.F. Minerals in Kelowna, B.C., in-house labs operated by Cominco American and Superior/Lac in Fort Collins, and HDM Laboratories in Loveland Colorado. All samples collected by E. Black from the Northern Colorado Diamond Project properties were processed at HDM Laboratories.

At HDM stream sediment and soil are wet screened, de-slimed and concentrated with two passes through a Knelson Concentrator. Knelson concentrates are Screened to three size fractions (-0.85+0.425mm, -0.425+0.25mm and -0.25mm+0.15mm) and further concentrated with non-toxic heavy liquid (Lithium Metatungstate) at 3.0 g/cc S.G. This process was established to achieve maximum recovery of the kimberlite indicator minerals pyrope garnet, eclogitic garnet, chrome diopside, olivine, enstatite, omphacite, picroilmenite and chromite.

Heavy mineral concentrates are then examined by binocular microscope and indicator minerals and/or possible indicator minerals are visually identified and recovered. All work is performed by experienced technicians and supervised by a laboratory manger with extensive experience.

Although HDM Laboratories is not accredited, all procedures are carried out in compliance with ASTM Standards and protocol to provide precise and accurate data. Quality control and check samples are used throughout processing at a rate of 10%. A check system of double sorts by different technicians and supervisory staff as well as spiking and periodic checks by outside laboratories is used for quality assurance.

Indicator minerals and/or possible indicator minerals are prepared on epoxy grain mounts and submitted to well established microprobe analytical facilities. Grain mounts for the recent Black samples from the Colorado properties were analyzed by either Ingrid Kjarsgaard in Ottawa, Ontario or the accredited SRC Laboratories in Saskatoon, Saskatchewan.

Samples on site at HDM are processed and stored in secure locations at all times. Processing and sorting is conducted with strict adherence to industry and professional standards. The writers are of the opinion that there is no reason to doubt the validity of results.

13.2 Drill Core and/or Cuttings

No drilling has been conducted on the Northern Colorado Diamond Project properties by the current claim holder, but limited reverse circulation (RC) drilling was done in 1994 by Anvil Resources at the Chicken Park property. Drill cuttings from that program were transported to HDM Laboratories in Loveland, CO where selected samples from 10 foot (3 m) intervals were processed for diamond indicator minerals. Processing procedures were similar to those used on sediment samples as described above, except that oversize (>1.5 mm) kimberlitic material was crushed and cycled through the normal circuit. Mineral grains of interest were mounted in epoxy for microprobe analysis and shipped by courier to Dr. Henry Meyer at Purdue University, West Lafayette, IN for microprobe analysis. Chemical data were evaluated at HDM. It is the opinion of the writers that sample preparation, security and analysis was adequate.

15.0 DATA VERIFICATION

The writers have not verified previous field data discussed in this report. No independent sampling of stream sediments or soils was carried out. No quality control was in place for these former programs. However, several of the sample sites were visited and it was verified that good and sufficient sampling material is present.

Samples of reverse circulation drill cuttings obtained by Anvil Resources in 1994 and submitted to HDM Laboratories for diamond indicator mineral analysis were overseen by M.E. McCallum, the writer, from drill recovery to final mineral evaluation. The writers see no reason to doubt the validity of the results obtained from this program.

In several instances the previous results reported were produced by the writers, and other, non-verified results are in line with the results that the writers have personal experience with. The writers believe that all sampling procedures were carried out diligently, using standard techniques for diamond exploration.

15.0 ADJACENT PROPERTIES

The only properties in the general area that have received considerable evaluation are the Sloan, Kelsey Lake and Schaffer projects, which are within 12 miles (20 km) of one or more of the Northern Colorado Diamond Project claims.

Moderately intensive bulk testing was conducted on the Sloan #1/Sloan #2 kimberlite pipe complex, and approximately 30,000 macrodiamonds, with a total weight of ~655 carats, were recovered by Superior/Lac (Shaver, 1988 and Royalstar (Shaver, 1994) from some 5200 tonnes of pit and underground drift kimberlite. The largest stone recovered by Royalstar weighed 5.51 carats and was cut to a 2.17 brilliant diamond with numerous small mineral inclusions. This information has been publicly disclosed and/or presented to the writers. The writers have observed the recovered diamonds. The Sloan #5 and #6 kimberlites were also bulk sampled by Superior/Lac with grades of approximately 1 cpht being reported. This data has not been verified by a Qualified Person under the definition of NI 43-101, but the project was managed by competent geologists who would likely now have such qualifications. There has been no activity on the Sloan claims for many years, and the property has reverted to the original owners.

The Schaffer kimberlites were bulk sampled for evaluation by Cominco in the early 1980's (Lincoln, 1983). Approximately 8,000 tonnes were excavated and processed at Cominco's Fort Collins facility. Grades were in the 0.5 to 1.0 cpht range, although the quality of the recovered diamonds was high. This program was managed by the co-writer Coopersmith, although NI 43-101 QC and verification protocols were not then in place.

Test mining of in excess of 500,000 tonnes of kimberlite, processed on site, was performed by Redaurum Ltd. under the supervision of the co-writer Coopersmith (2003). Numerous large stones of good quality were recovered, two of which exceeded 28 carats in weight. However, insufficient capitalization and subsequent low recovered grades of less than 5 cpht led to the closure of this operation. No NI 43-101 compliant quality control/quality assurance and verification protocols were in place, but there is no reason to question the authenticity of this information.

There is no direct connection between these kimberlite projects and those of the North American Minerals Group properties, and no geological reason to expect similar results. There was no other previous significant evaluation of kimberlites, or known current exploration activity in the Colorado-Wyoming State Line Kimberlite District.

16.0 MINERAL PROCESSING AND METALLURGICAL TESTING

Bulk samples from the Chicken Park and George Creek kimberlites were subject to mineral processing to recover diamonds from these samples. Chicken Park was processed by Cominco in their Fort Collins test plant and later by Superior/Lac in their Sloan test plant in the early 1980's. George Creek was processed by Superior/Lac in their Sloan test plant in the early 1980's. Both plants employed similar technology including crushing, scrubbing, washing, sizing, dense media separation and x-ray and grease table recovery. The Cominco

test plant is briefly described by Lincoln (1983) and the Superior test plant is described by Waldman (1991). General results have been reported above and are considered generally representative of the occurrences sampled.

No metallurgical test work is known to have been performed.

17.0 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

All of the properties in the Northern Colorado Diamond Project are exploration stage projects. No mineral resource or mineral reserve estimates, NI 43-101 compliant or historical are known to have been performed or described on any of the projects.

18.0 OTHER RELEVANT DATA AND INFORMATION

The Northern Colorado Diamond Project is an exploration stage project. North American Minerals Group has not yet performed any work on these projects. All known previous work has been summarized in this report. There is no other relevant data and information.

19.0 INTERPRETATION AND CONCLUSIONS

The properties included in the North American Minerals Group Northern Colorado Diamond Project (George Creek, Pearl Creek, Sand Creek and Chicken Park) were all located as potential kimberlite-bearing areas by previous explorationists. Diamond bearing kimberlite is known to be present on all properties except Sand Creek, which has indications of kimberlite being present. Significant diamond bearing kimberlites are known in the district, including kimberlites of commercial grade (Sloan) and significant large and high value diamonds (Kelsey Lake). The highest diamond grade kimberlite in the district is AMC's George Creek kimberlite, with grades similar to kimberlites being mined elsewhere in the world.

Since 1994, the current claim holder, E. Black, has conducted intermittent programs involving soil sampling and geophysical surveys. Results of Mr. Black's work have indicated additional exploration potential. On both the George Creek and Pearl Creek properties several sub-parallel linear VLF/EM anomalies similar to those over known kimberlite dykes reported by previous program operators have been recognized. These anomalies may reflect branches of the main dyke systems. At least three 2000 to 4800 foot (~610 to 1463 m) long "branch" anomalies have been outlined on the George Creek property. At Pearl Creek a 500 foot (~155 m) long "branch" anomaly and a possible "pipe" or "pipe-complex" anomaly have been located. VLF/EM results at Sand Creek indicate one possible "George Creek-type" linear anomaly and several possible "pipe" or "complex" anomalies. Results of more recent soil sampling on three of the properties are equally encouraging in that with only limited sample numbers, indicator minerals were recovered from a number of sites that correlate with VLF/EM anomalies.

The Chicken Park property has additional exploration potential in that only the original CP-1 pipe has been tested for diamond. Mapping and drilling by previous operators shows the

existence of an extensive dyke/blow complex that has not yet been tested for diamond content. This new kimberlite extension appears to have more promising mineral chemistry than the tested CP-1 pipe, indicating a potentially higher diamond grade.

This review and first hand knowledge and experience of the geological, geochemical, geophysical, drill hole and bulk sample data on the Northern Colorado Diamond Project properties leads the writers to conclude that there is good potential for the discovery of new diamondiferous kimberlite occurrences and recovery of significant diamond grades from untested kimberlites present. None of the known diamondiferous kimberlite occurrences on the properties, with the exception of the near surface K1 dyke at George Creek, have been extensively evaluated for diamond potential.

For the basis of an exploration potential review the historical work and data is of sufficient quality, density and reliability for the writers to feel comfortable with the above interpretation and conclusion. There exist no areas of uncertainty that are pertinent to the general exploration potential of these properties.

20.0 RECOMMENDATIONS

Based upon the above interpretation and conclusions for the Northern Colorado Diamond Project properties, it is recommended that an exploration program be initiated for the 2007 and 2008 field seasons.

Surface trenching is recommended for the Chicken Park property to compare surface kimberlite with previously recovered RC drill cutting kimberlite and to process representative material for diamond content. Existing access and locally available excavation contractors will be used. A core drilling program is proposed for the George Creek property to confirm the subsurface length and thickness of the dyke system to a depth of approximately 500 feet (~150 m) and to obtain samples for geological study and analysis. Existing access and a drilling contractor will be used. On the Pearl Creek and Sand Creek properties additional geological mapping and soil sampling should precede trenching and drilling. Estimated cost for the 2007-8 Northern Colorado Diamond Project program is US$585,000. Additional property acquisition, including claim staking, is recommended for new target areas as developed on these properties. A proposed budget outline is provided below (Table 3). All proposed work is considered necessary and stage 1, none of which is contingent on results obtained. In summary, the writers are of the opinion that the North American Minerals Group properties are of merit and warrant the proposed work program and budget.

Table 3. Proposed Budget (in US dollars) for 2007/8 Exploration Program

Property Acquisition and Claim Staking	$25,000
Property Maintenance & Rental fees	$15,000
Drilling and Trenching	$260,000
Sample Storage and Shipping	$30,000
Sampling and Testing	$65,000
Permitting, Bonding & Reclamation	$25,000
Management & Consulting, Field Labor	$70,000
Travel and Accommodations	$20,000
Field & Sample Supplies	$ 5,000
Reports	$15,000
Subtotal	$530,000
Contingencies	$55,000
Total	**$585,000**

21.0 REFERENCES

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22.0 SIGNATURE PAGE

This report titled *Technical Report on the Northern Colorado Diamond Project, Larimer County, Colorado, USA*, and dated October 1, 2007 was prepared by and signed by the following authors.

Dated at Loveland, CO and Fort Collins, CO, USA, this 2nd day of October 2007

Malcolm E. McCallum

Malcolm E. McCallum, Ph.D.
Consulting Geologist
1302 East First Street,
Loveland, Colorado 80537, USA
Phone: 970-227-9332 Fax: 970-667-5813

Howard G. Coopersmith

Howard G. Coopersmith, P.Geo.
Coopersmith and Associates
1205 Steeplechase Ct.
Fort Collins, Colorado 80524, USA
Phone: 970-221-0645

23.0 CERTIFICATE OF AUTHOR - MCCALLUM

Malcolm E. McCallum, Ph.D..

CONSULTING GEOLOGIST

1302 East First Street

Loveland, Colorado 80537, USA

Phone: 970-227-9332 Fax: 970-667-5813

CERTIF ICATE of AUTHOR

I, Malcolm E. McCallum, do hereby certify that:

1. I am an Emeritus Professor of Geology and Research Geologist at Colorado State University, Fort Collins, CO, where I was involved from 1962 through 1995 in minerals exploration related teaching and research. I served as thesis advisor to more than 60 graduate students.

2. I retired from the teaching faculty of Colorado State in 1995 to devote more time to minerals exploration consulting, but am still affiliated with the University as a senior research scientist.

3. I am a co-founder of HDM Laboratories Inc. (1302 East First Street, Loveland, CO, 80537) that specializes in diamond and gold exploration sample processing and evaluation.

4. I am a graduate of Middlebury College (1956), The University of Tennessee (1958), and the University of Wyoming (1964) with A.B., M.S., and Ph.D. degrees respectively in Geology.

5. I am a fellow of the Geological Society of America, the Society of Exploration Geochemists, the Society of Economic Geologists, and the Mineralogical Society of America.

6. I have worked as a geologist for a total of 50 years since my graduation from university. I was employed as a part time (WAE) field research geologist with the U.S. Geological Survey from 1956 through 1984, with an emphasis on minerals evaluation of Precambrian crystalline rocks.

7. I was a part time consulting geologist for minerals exploration companies from 1985-1995 and have practiced full time as a consultant and/or technical advisor for both major and junior companies since 1995 in the United States, Canada, South America, Africa and Europe.

8. I have been involved in kimberlite and diamond related research and exploration since 1964, and was a major participant in the discovery of a number of diamondiferous kimberlite occurrences in Colorado, Wyoming, Venezuela, and the NWT and B.C., Canada. I have also worked on kimberlite/diamond projects in Quebec, Ontario and Nunavut in Canada, Guyana, Brazil, South Africa, Namibia, Finland, Sweden and Russia.

9. I have read the definition of "qualified person" in National Instrument 43-101 ("NI-43-101) and certify that by reason of my education, affiliation with professional organizations, and past relevant work in diamond exploration and research, I fulfill the majority of requirements to be a "qualified person" for the purposes of NI 43-101.

10. I am responsible for the cooperative preparation of the report entitled Technical Report on the Northern Colorado Diamond Project, Larimer County, Colorado, USA dated October 1, 2007 ("The Technical Report"). I have visited the properties at various times and for various durations over the past 30 years and examined drill cuttings in 1994 from the Chicken Park property.

11. I have had prior involvement with the properties that are the subject of the Technical Report. During the 1980's and 1990's I conducted research and supervised graduate students on the George Creek and Chicken Park properties. During the 1990's I reviewed exploration work and wrote a report (1997) on the George Creek, Pearl Creek, Sand Creek properties. In 1994 I supervised drilling and analyzed samples on Chicken Park property.

12. This report and its conclusions are based on my own observations of the studied materials, and on experience over many years evaluating similar materials.

13. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

14. I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.

15. I have read NI 43-101 and Form 43-101FI. The Technical Report has been prepared in compliance with that instrument and form.

16. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 2nd day of October 2007

Malcolm E. McCallum

Malcolm E. McCallum

Signature of author

Malcolm E. McCallum, Ph.D.

1302 East First Street, Loveland, Colorado 80537, USA
Phone: 970-227-9332 Fax: 970-667-5813

24.0 CERTIFICATE OF AUTHOR - COOPERSMITH

Howard G. Coopersmith, P.Geo

COOPERSMITH AND ASSOCIATES

1205 Steeplechase Ct.
Fort Collins, Colorado 80524 USA
970-221-0645
coopersmith@comcast.net

CERTIF ICATE of AUTHOR

I, Howard G. Coopersmith, do hereby certify that;

1. I am currently employed as a Consulting Geologist and Principal of:
   Coopersmith & Associates
   Consultants in Economic Geology
   1205 Steeplechase Ct.
   Fort Collins, Colorado 80524 USA

2. I graduated with a degree in Geology from Colorado State University in 1975. This was followed by two years of post-graduate studies and thesis work on diamond exploration in Colorado.

3. I am a Member or Fellow of the Society of Economic Geologists, Geological Association of Canada, Geological Society of America, Canadian Institute of Mining, Metallurgy and Petroleum, Society for Mining, Metallurgy and Exploration (Registered Member # 642500RM), the Prospectors and Developers Association of Canada, and the Denver Region Exploration Geologists Society. I am a Professional Geologist in the State of Wyoming, Registration Number PG-2574.

4. I have worked as a geologist for a total of 32 years since my graduation from university. I have worked for Cominco, Diamond Company N.L, Ashton Mining, Great Western Diamond Company and their subsidiaries in the fields of diamond deposit geology, exploration, evaluation, bulk sampling, sample treatment, process plant operations, recovery/sorting operations, and mining. I have consulted for many clients in the same fields.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I am responsible for the cooperative preparation of all portions of the technical report titled Technical Report on the Northern Colorado Diamond Project, Larimer County, Colorado, USA dated October 1, 2007 ("The Technical Report"). I have visited the properties at various times and for various durations over the past 30 years, including recent property specific visits to Chicken Park, Pearl Creek, Sand Creek and George Creek in June and July, 2006, and several days throughout June through August, 2007.

7. I have had prior involvement with the properties that are the subject of this report. I identified and discovered kimberlite at Chicken Park in the early 1980's, including study and exploration of the kimberlite and took and processed a bulk sample while with Cominco. I sampled and prospected the George Creek area in the late 1970's and early 1980's, and reviewed Superior/Lac's project data in 1987. I sampled, prospected, conducted geophysical surveys and performed exploratory drilling at

Sand Creek in the early to mid 1980's. I sampled, prospected, and conducted geophysical surveys at Pearl Creek in the early to mid 1980's.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9. I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10. I have read National Instrument 43-101 and form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report

Dated this 2nd day of October 2007

Howard G. Coopersmith

Signature of Qualified Person

PROFESSIONAL GEOLOGIST
HOWARD G. COOPERSMITH
PG-2574
WYOMING

Howard G. Coopersmith

1205 Steeplechase Ct., Fort Collins, Colorado 80524, USA
Phone: 970-221-0645